Exhibit 4.4

Execution Copy

MPT OPERATING PARTNERSHIP, L.P.

and

MPT FINANCE CORPORATION,

as Issuers,

MEDICAL PROPERTIES TRUST, INC.,

as Parent and a Guarantor

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

ELAVON FINANCIAL SERVICES DAC, U.K. BRANCH,

as Paying Agent,

and

ELAVON FINANCIAL SERVICES DAC,

as Registrar and Transfer agent

3.692% Senior Notes due 2028

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of December 5, 2019

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	8.10
(a)(2)	8.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	8.09; 8.10
(b)	8.09; 8.10; 12.02
(c)	N.A.
311(a)	8.11
(b)	8.11
(c)	N.A.
312(a)	3.05
(b)	12.03
(c)	12.03
313(a)	8.06
(b)(1)	8.06
(b)(2)	8.06
(c)	8.06; 12.02
(d)	8.06
314(a)	5.05; 5.15; 12.02
(b)	N.A.
(c)(1)	8.02; 12.04; 12.05
(c)(2)	8.02; 12.04; 12.05
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	8.01(b); 8.02(a)
(b)	8.05; 12.02
(c)	8.01
(d)	7.05; 8.01(c)
(e)	7.11
316(a)(last sentence)	3.09
(a)(1)(A)	7.05
(a)(1)(B)	7.04
(a)(2)	10.02
(b)	7.07
(c)	10.04
317(a)(1)	7.08
(a)(2)	7.09
(b)	3.04
318(a)	12.01
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Supplemental Indenture.

i

i

ii

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Supplemental Indenture.

iii

THIS FIFTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 5, 2019, by and among MPT Operating Partnership, L.P., a Delaware limited partnership (“Opco”), MPT Finance Corporation, a Delaware corporation (“Finco” and, together with Opco, the “Issuers”, and each, an “Issuer”), Medical Properties Trust, Inc., a Maryland corporation (the “Parent Guarantor” or “Parent”), as Guarantor, Wilmington Trust, National Association, existing under the laws of the United States of America, as Trustee under the Base Indenture referred to below, Elavon Financial Services DAC, U.K. Branch, as initial Paying Agent, and Elavon Financial Services DAC, as initial Registrar and initial Transfer Agent.

RECITALS

WHEREAS, the Issuers, the Parent Guarantor, certain subsidiaries of the Issuers and the Trustee are party to an Indenture, dated as of October 10, 2013 (the “Base Indenture” and, as amended and supplemented by this Supplemental Indenture in respect of the 3.692% Senior Notes due 2028, the “Indenture”);

WHEREAS, the Issuers, the Parent Guarantor, certain subsidiaries of the Issuers and the Trustee have duly authorized, executed and delivered the Base Indenture to provide for the issuance from time to time of the Issuers’ debentures, notes, bonds or other evidences of indebtedness, to be issued in one or more series unlimited as to principal amount (herein called “Debt Securities”), which Debt Securities may be guaranteed by the Parent Guarantor and certain subsidiaries of the Issuers, as the Base Indenture provides;

WHEREAS, Section 9.01 of the Base Indenture provides, among other things, that the Issuers, the Parent Guarantor and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Debt Securities, to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Base Indenture;

WHEREAS, pursuant to Sections 2.01 and 2.03 of the Base Indenture, the Issuers desire to execute this Supplemental Indenture to establish the form and terms, and to provide for the issuance, of a series of senior notes designated as the 3.692% Senior Notes due 2028 in an aggregate principal amount of £600,000,000 (the “Initial Notes”);

WHEREAS, from time to time subsequent to the Issue Date, the Issuers may, if permitted to do so pursuant to the terms of the Indenture, the Initial Notes and the terms of their other Indebtedness existing on such future date, issue additional senior notes of the same series as the Initial Notes in accordance with this Supplemental Indenture (the “Additional Notes” and, together with the Initial Notes, the “Notes”), pursuant to this Supplemental Indenture;

WHEREAS, the Issuers and the Parent Guarantor are members of the same consolidated group of companies. The Parent Guarantor will derive direct and indirect economic benefit from the issuance of the Initial Notes. Accordingly, the Parent Guarantor has duly authorized the execution and delivery of this Supplemental Indenture to provide for its full, unconditional Guarantee of the Initial Notes to the extent provided in or pursuant to the Indenture;

WHEREAS, the Issuers, the Paying Agent, the Registrar and the Transfer Agent have duly authorized, executed and delivered a Paying Agent, Registrar and Transfer Agent Agency Agreement, dated as of December 5, 2019;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement legally binding on each of the Issuers and the Parent Guarantor, in accordance with its terms, have been done;

WHEREAS, all things necessary and prescribed by the Base Indenture, by law and by the organizational documents of the Issuers and the Parent Guarantor have been done to make the Notes, when executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations of the Issuers, and all things necessary have been done to make the Guarantee thereof, when the Notes have been executed by the Issuers and authenticated and delivered hereunder and duly issued by the Issuers, the valid obligations legally binding on the Parent Guarantor;

WHEREAS, all conditions precedent to amend or supplement the Base Indenture have been met;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01 Application of this Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 1.02 below, are expressly and solely for the benefit of the Holders of the Notes and the Guarantees of the Notes and shall not apply to any other series of Debt Securities that have been issued or that may be issued hereafter under the Base Indenture. The Notes constitute a series of Debt Securities as provided in the Base Indenture. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

Section 1.02 Effect of Supplemental Indenture. With respect to the Notes (and any notation of Guarantee endorsed thereon) only, the Base Indenture shall be supplemented and amended pursuant to Section 9.01 thereof to establish the form and terms of the Notes (and any notation of Guarantee endorsed thereon) as set forth in this Supplemental Indenture, including as follows:

(a) Articles I through XIV of the Base Indenture are deleted and replaced in their entirety by Articles II through XII of this Supplemental Indenture; and

(b) Annex A of the Base Indenture is deleted and replaced in its entirety by Exhibits A through C of this Supplemental Indenture.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) and (b) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any notation of Guarantee endorsed thereon).

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions. Set forth below are certain defined terms used in this Indenture.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the sum of:

(1) Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Asset Acquisition” means:

(1) an investment by an Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into an Issuer or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2) an acquisition by an Issuer or any of its Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by an Issuer or any of the Restricted Subsidiaries, other than to an Issuer or another Restricted Subsidiary, of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, whether in a single transaction or a series of transactions; or

(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of an Issuer or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by an Issuer or any of the Restricted Subsidiaries to any Person other than an Issuer or any of the Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares and shares issued to foreign nationals as required by law);

(2) all or substantially all of the assets that constitute a division or line of business of an Issuer or any of its Restricted Subsidiaries; or

(3) any property and assets of an Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of such Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of Section 6.01;

provided, however, that “Asset Sale” shall not include:

(a) the lease or sublease of any Real Estate Asset;

(b) sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

(c) the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under Section 6.01;

(d) (i) the license or sublicense of intellectual property or other general intangibles or (ii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuers are not material to the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole;

(e) the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned by one or both of the Issuers after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

(f) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(g) any Restricted Payment not prohibited by Section 5.09 or that constitutes a Permitted Investment;

(h) sales, transfers or other dispositions of assets or the issuance of Capital Stock of a Restricted Subsidiary with a fair market value not in excess of $84,000,000 in any transaction or series of related transactions;

(i) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy Section 5.11(c)(2);

(j) sales or other dispositions of cash, Temporary Cash Investments (or were Temporary Cash Investments when the relevant original Investment was made) or marketable securities;

(k) the creation, granting, perfection or realization of any Lien permitted under this Indenture;

(l) the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Issuers and their Restricted Subsidiaries, taken as a whole;

(m) (i) sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Issuers or their Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates or (ii) a transfer or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(n) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business between an Issuer or any Restricted Subsidiary and another Person;

(o) the voluntary unwinding of any hedging agreements or other derivative instruments (including any Interest Rate Agreements and Currency Agreements) other than those entered into for speculative purposes;

(p) the sale of the Equity Interests of a Person that does not constitute a Subsidiary of the Issuers or any Restricted Subsidiary to the extent that such sale is (i) for fair market value or (ii) otherwise fair to the Issuers and its Restricted Subsidiaries, taken as a whole, from a financial point of view, in each case, as determined by the Issuers in good faith;

(q) the sale of Equity Interests of an Unrestricted Subsidiary;

(r) sales of assets hereafter acquired pursuant to an acquisition or Investment permitted under this Indenture which assets are not used or useful to the principal business of the Issuers or their Restricted Subsidiaries or are otherwise non-core assets;

(s) a transfer or other disposition of Investments in joint ventures made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(t) solely for purposes of clauses (1) and (2) of Section 5.11(a), any foreclosures, expropriations, condemnations or similar actions with respect to assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Australian Credit Agreement” means that certain syndicated facility agreement, dated as of May 23, 2019, by and among Parent Guarantor, Opco, MPT Australia Realty Trust, a subsidiary trust of Opco organized and existing under the laws of Australia with Evolution Trustees Limited (ABN 29 611 839 519), an Australian public company, as trustee, Bank of America, N.A., as Administrative Agent, and the several lenders from time to time parties thereto.

“Authenticating Agent” means, with respect to the Notes, the Person designated by the Trustee to authenticate such Notes on behalf of the Trustee pursuant to Section 8.12.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(x) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(y) the amount of such principal payment; by

(2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any insolvency or other similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City, The City of London, England, Luxembourg or the location of the Corporate Trust Office of the Trustee are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and l4(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2) a “person” or “group” (as such terms are defined in Sections 13(d) and l4(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Opco or any of its direct or indirect parent companies on a fully diluted basis; or

(3) the approval by the holders of Capital Stock of an Issuer of any plan or proposal for the liquidation or dissolution of an Issuer, in each case, other than in a transaction that complies with Article VI hereof.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of Opco becoming a direct or indirect Wholly Owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Opco’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the Voting Stock of such holding company. For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among the Issuers and their Restricted Subsidiaries, (2) “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreements and (3) the term “Change of Control” shall not include a merger or consolidation of Opco with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of Opco’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Opco in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

“Clearstream” means Clearstream Banking, a société anonyme, as currently in effect or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.

“Common Depositary” means Elavon Financial Services DAC, as common depositary for Euroclear and Clearstream, or another Person designated as common depositary for Euroclear and Clearstream or another Person designated as common depositary by Euroclear and Clearstream.

“Common Units” means the common units of Opco, as defined in Opco’s limited partnership agreement.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuers, a United Kingdom government bond whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of the three brokers of, and/or market makers in, United Kingdom federal government bonds selected by the Issuers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuers.

“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred units of Opco (or distributions to Parent to pay dividends on preferred stock of Parent) or charges resulting from the redemption of preferred units of Opco (or preferred stock of Parent) attributable to Opco and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP

(1) excluding (without duplication):

(a) the net income of any Person, other than an Issuer or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to an Issuer or any of its Restricted Subsidiaries by such Person during such period and the net losses for any such Person shall only be included to the extent funded with cash from an Issuer or a Restricted Subsidiary;

(b) the cumulative effect of a change in accounting principles;

(c) all extraordinary gains and extraordinary losses together with any related provision for taxes on such gains and losses;

(d) (i) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or instrument governing equity securities (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (ii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses;

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(f) any after-tax gains or losses attributable to asset dispositions (including any Asset Sales) or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuers; and

(g) all non-cash items increasing net income;

(2) increased by proceeds actually received from business interruption insurance and, to the extent such amount was deducted in calculating such net income (without duplication):

(a) Consolidated Interest Expense;

(b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(c) depreciation and amortization (including without limitation amortization of deferred financing fees or costs, amortization or impairment write-offs of goodwill and other intangibles, long-lived assets and Investments in debt and equity securities, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(d) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, rent expense on operating leases to the extent that a liability for such rent has been established in purchase accounting or through a restructuring provision (and accretion of the discount on any such liability), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) excluding, in all cases under this clause (d), cash restructuring charges, accruals and reserves;

(e) all Non-Cash Charges; and

(f) increased (by losses) or decreased (by gains) by (without duplication) any net non-cash gain or loss resulting in such period from hedging or other derivative instruments (including any Interest Rate Agreements or Currency Agreements) and the application of Accounting Standards Codification 815.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to net income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included after giving effect to the impact of clause (1)(a) above.

“Consolidated Funded Indebtedness” means the sum (without duplication) of (i) all Indebtedness of the Issuer and its Restricted Subsidiaries of the type described in clauses (1) and (2) of the definition of “Indebtedness,” (ii) to the extent constituting Indebtedness, the face amount of letters of credit issued for the account of any Issuer or Restricted Subsidiary and, without duplication, all drafts drawn thereunder, in each case, described in clause (3) of the definition of “Indebtedness” (but only to the extent that any such letter of credit has been drawn and not been reimbursed within two Business Days or cash collateralized) and (iii) all Indebtedness of the Issuer and the Restricted Subsidiaries of the type described in clause (5) of the definition of “Indebtedness,” in each case, after giving effect to the paragraphs immediately succeeding the numbered clauses of the definition of “Indebtedness,” all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Issuers and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

(1) the interest portion of any deferred payment obligations;

(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of an Issuer or any Restricted Subsidiary; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by an Issuer and the Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements or attributable to mark-to-market valuation, settlement or termination of derivative instruments pursuant to GAAP.

“Consolidated Net Leverage Ratio” means, on any Transaction Date, the ratio of (a) Consolidated Funded Indebtedness as of such date minus cash and Temporary Cash Investments of the Issuers and the Restricted Subsidiaries to (b) Consolidated EBITDA for the then applicable Four Quarter Period. The Consolidated Net Leverage Ratio shall be calculated consistent with the pro forma adjustments contemplated by the numbered paragraphs included in the definition of Interest Coverage Ratio.

“Corporate Trust Office” for administration of this Indenture means the corporate trust office of the Trustee located at Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-0001, Attention: MPT Administrator, or such other office, designated by the Trustee by written notice to the Issuers, at which at any particular time its corporate trust business shall be administered.

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the U.S. Credit Agreement or Australian Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swing line loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means Euroclear and Clearstream, including any and all successors thereto appointed as Depositary hereunder.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by an Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, executed by the principal financial officer of the Issuers, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)

required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than in exchange for shares of Capital Stock that does not constitute Disqualified Stock and cash in lieu of any fractional shares thereof);

(2)

redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than in exchange for shares of Capital Stock that is not Disqualified Stock and cash in lieu of any fractional shares thereof); or

(3)

convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for (A) provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale,” “change of control” or “fundamental change” occurring prior to the date that is 91 days after the Stated Maturity of the

Notes shall not constitute Disqualified Stock if the “asset sale,” “change of control” or “fundamental change” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than as is customary (as determined by the Issuers in good faith) for such instruments or the provisions contained in Sections 5.07 and 5.11 and such Capital Stock specifically provides that such Person shall not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.09 and (B) customary put and call arrangements between joint venture partners with respect to their common equity investments in joint ventures will not, in any such case, be treated as Disqualified Stock solely as a result of the items referred to in this proviso. Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the Parent, an Issuer (or any of their respective direct or indirect parents or Subsidiaries) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time. Disqualified Stock shall not include Common Units.

“Dollar” or “$” means the lawful currency of the United States of America.

“Euro” or “€” means the lawful currency of the European Monetary Union.

“Euronext Dublin” means the Irish Stock Exchange plc, trading as Euronext Dublin.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system or any successor clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with Article V of this Indenture, any determination of the fair market value of assets other than cash or Temporary Cash Investments shall be as determined by the principal financial officer of the Parent acting in good faith, whose determination shall be conclusive.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Supplemental Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Four-Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to Section 5.15.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of either Issuer that is not a U.S. Domestic Restricted Subsidiary.

“Four-Quarter Period” means, for purposes of calculating the Interest Coverage Ratio and the Consolidated Net Leverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to Section 5.15.

“Funds From Operations” for any period means the consolidated net income attributable to the Issuers and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1) gains or losses from (a) the restructuring or refinancing of Indebtedness, (b) sales of properties or (c) changes in reserves for earnouts associated with any Asset Acquisition or other acquisition in connection with any fair value adjustments of such earnouts;

(2) non-cash asset impairment charges (including write-offs of former tenant receivables);

(3) non-cash, non-recurring charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(4) write-offs or reserves of straight-line rent;

(5) fees and expenses incurred in connection with any acquisition or debt refinancing;

(6) executive severance in an amount not to exceed $10,000,000 in the aggregate;

(7) amortization of debt costs; and

(8) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (without giving effect to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 825), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in this Indenture, all ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP (to the extent applicable) applied on a consistent basis.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Parent Guarantor and each Subsidiary Guarantor.

“Holder” means any registered holder on the books of the Registrar, from time to time, of the Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

In addition, the Issuers may, at their option, elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being Incurred at the time of such commitment, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed to be an Incurrence at such subsequent time.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7) Guarantees by such Person of the principal component of Indebtedness of other Persons; and

(8) to the extent not otherwise included in this definition or the definition of “Consolidated Interest Expense”, net obligations under Currency Agreements and Interest Rate Agreements, in each case if and to the extent that any of the foregoing (other than letters of credit) in clauses (1) through (7) would appear as a liability on a balance sheet (excluding the footnotes) of such Person in accordance with GAAP; provided, that the Indebtedness of any parent entity (including Parent) appearing upon the balance sheet of either Issuer solely by reason of push-down accounting under GAAP shall be excluded.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(2) Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(3) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(4) Indebtedness shall not include any indebtedness or obligations to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a paying agent or other agent with respect to third party indebtedness) or which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed or otherwise satisfied on or prior to the date such calculation is being made or for which the Parent or any of its Subsidiaries has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or otherwise satisfy or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, or for which the Parent or any of its Subsidiaries has sent an irrevocable notice of redemption to a trustee, holders, lenders or other agent with respect to such indebtedness being redeemed, on or prior to the date such calculation is being made (all such events described in this clause (4) are collectively defined as “Discharged”); and

(5) Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“interest” means, unless the context otherwise requires, with respect to the Notes, interest on the Notes.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(x) the aggregate amount of Consolidated EBITDA for the then-applicable Four-Quarter Period to

(y) the aggregate Consolidated Interest Expense during such Four-Quarter Period.

In making the foregoing calculation (and without duplication),

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid or Discharged during the period (“Reference Period”) commencing on the first day of the Four-Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid or Discharged on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four-Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid or Discharged in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into an Issuer or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Four-Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Four-Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6) Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Issuers may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers and distributors and trade credit made in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of an Issuer and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the fair market value of the Capital Stock (or any other Investment), held by an Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person that is not a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.09:

(i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(ii) the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of any dividend, distribution, interest payment, return of capital, repayment or other payment or disposition thereof (valued at its fair market value at the time of such payment or disposition).

“Investment Grade Status” means, with respect to the Issuers, when the Notes have (1) a rating of “Baa3” (or the equivalent) or higher from Moody’s and (2) a rating of “BBB-” (or the equivalent) or higher from S&P, in each case published by the applicable agency.

“Issue Date” means December 5, 2019.

“Lien” means mortgage, trust deed, deeds to secure Indebtedness, pledge, security interest, encumbrance, lien, or charge of any kind, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Limited Condition Acquisition” means any Investment or acquisition, including by means of a merger or consolidation, by Parent1 or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 5.09 hereof, the Funds From Operations shall not include any Funds From Operations of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means: (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property, including Designated Non-Cash Consideration, received when converted to or sold for cash or Temporary Cash Investments, net of:

(a) brokerage and sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale;

(b) payments made to obtain a necessary consent or required by applicable law;

(c) any relocation expenses incurred as a result of such Asset Sale;

(d) taxes actually paid or payable as a result of such Asset Sale by an Issuer and its Restricted Subsidiaries;

(e) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale (other than pursuant to an Asset Sale Offer);

(f) so long as after giving pro forma effect to any such distribution (i) the aggregate principal amount of all outstanding Indebtedness of the Issuers and Restricted Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets; and (ii) no Default or Event of Default shall have occurred and be continuing, the amount required to be distributed to the holders of Parent’s Capital Stock as a result of such Asset Sale in order for Parent to maintain its status as a REIT and any related pro rata distributions to holders of Opco’s Capital Stock;

[1]

Note to Skadden: we used the term “Company” in the Limited Condition Acquisition definition included in the DON and “Company” is defined elsewhere in the prospectus supplement as “Medical Properties Trust, Inc.” I think we had in error in the 13th supplemental indenture by referring to Opco in this definition included in the sup indenture. We should be clearer in the next MPT DON and use “Parent” in the LCA definition.

(g) payments of retained liabilities (not constituting Indebtedness) directly associated with the assets being sold in such Asset Sale; and

(h) amounts reserved by the Issuers and the Restricted Subsidiaries against any liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Non-Cash Charges” means (a) all losses from Investments recorded using the equity method, (b) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements, (c) the non-cash impact of acquisition method accounting, and (d) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Notes” means, collectively, the Issuers’ 3.692% Senior Notes due 2028 issued in accordance with Section 3.01 (whether issued on the Issue Date, issued as Additional Notes, or otherwise issued after the Issue Date) treated as a single class of securities under this Indenture.

“Officer” means any of the following with respect to any Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer, the President, any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), the Treasurer, any Assistant Treasurer, the Controller, the General Counsel or the Secretary or any Assistant Secretary of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Parent, each of the Issuers or a Subsidiary Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to the Issuers, a Guarantor or the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee thereof by such Subsidiary Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent, the Issuers and Restricted Subsidiaries are engaged or propose to be engaged in (as described in the Prospectus) on the Issue Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1) (a) an Investment in an Issuer or any of the Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, an Issuer or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2) investments in cash and Temporary Cash Investments;

(3) Investments made by an Issuer or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.11 or from any other disposition or transfer of assets not constituting an Asset Sale;

(4) Investments represented by Guarantees that are otherwise permitted under this Indenture;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7) any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or Opco, which the Parent and Opco did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8) Investments in tenants in an aggregate amount not to exceed the greater of (x) $2,800,000,000 and (y) 20% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any one time outstanding;

(9) obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under this Indenture;

(10) Permitted Mortgage Investments;

(11) any transaction which constitutes an Investment to the extent permitted and made in accordance with Section 5.12(b) (except transactions described in Sections 5.12(b)(1), (5), (8) and (9));

(12) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(13) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) any Investment acquired by an Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Investment consisting of a loan or advance to officers, directors or employees of the Parent, an Issuer or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) for additional purposes made in the ordinary course of business, in the aggregate under this clause (15) not to exceed $4,000,000 at any one time outstanding;

(16) any Investment made in connection with the funding of contributions under any nonqualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent, an Issuer and any of its Restricted Subsidiaries in connection with such plans;

(17) any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification, replacement or renewal of any such Investment or binding commitment existing on the Issue Date;

(18) additional Investments not to exceed the greater of (x) $700,000,000 and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding;

(19) Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made in reliance on this clause not to exceed the greater of (x) $700,000,000 and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause); and

(20) Investments in joint ventures (which, for the avoidance of doubt, may include Investments through a Person who does not constitute a Subsidiary of the Issuers or any Restricted Subsidiary), so long as such Investment does not cause an Event of Default (which, for the avoidance of doubt, will be determined at the time of such Investment).

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Payments to Parent” means, without duplication as to amounts:

(A) payments to Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $500,000 per annum; and

(B) payments to Parent in respect of its state, franchise and local tax liabilities.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of an Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to, or which serves to, extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of an Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any fees and expenses, including premiums, incurred in connection therewith, and any committed amounts associated therewith (if the Issuers elected to have such commitment deemed to be Incurred at the time of the commitment in accordance with the last paragraph of the definition of “Incur”));

(2) such Permitted Refinancing Indebtedness has:

(a) a final maturity date no earlier than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) the date that is 91 days after the maturity of the Notes, and

(b) an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or 91 days more than the Average Life of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is contractually subordinated in right of payment to the Notes or the Guarantee, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded; and

(4) such Indebtedness is incurred either (a) by an Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

For the avoidance of doubt, Permitted Refinancing Indebtedness in respect of any Indebtedness may be incurred within 180 days after the exchange, extension, refinancing, renewal, replacement, defeasance or refunding of any such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.

“principal” means, with respect to the Notes, the principal of and premium, if any, on the Notes.

“Pro Forma Cost Savings” means, with respect to any period, the synergies, cost savings, operating expense reductions (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes), other operating improvements, initiatives and other pro forma adjustments to actual historical Consolidated EBITDA in connection with (x) any asset acquisition, Investment, Asset Sale or sales of assets or (y) any cost savings initiative or other restructuring initiative to the extent they are (a) consistent with Regulation S-X under the Exchange Act, or (b) projected by a financial officer of the Parent or an Issuer in good faith to be reasonably anticipated to be realizable within eighteen (18) months after the date of such transaction or event, as the case may be, and calculated on a pro forma basis as though such synergies, cost savings, operating expense reductions, other operating improvements, initiatives and other pro forma adjustments had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such synergies, cost savings, operating expense reductions, other operating improvements, initiatives and other pro forma adjustments were realized during the entirety of such period; provided that such synergies, cost savings, reductions, improvements, initiatives and other pro forma adjustments shall be directly attributable, factually supportable and reasonably quantifiable in the good faith judgment of a financial officer of the Parent or an Issuer.

“Prospectus” means the prospectus, dated December 31, 2018, as supplemented by the final prospectus supplement, dated November 21, 2019 and filed with the SEC on November 25, 2019, relating to the original issuance of the Notes.

“Rating Agency” means (a) Moody’s or S&P or (b) if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Issuers’ Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuers. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and—for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended in respect of a Rating Agency so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any such Rating Agency with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Record Date” means the Record Date specified in the Notes.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries refer to Restricted Subsidiaries of the Issuers.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Issuers or any Restricted Subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Significant Subsidiary” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling”, “£” or “GBP” refer to the lawful currency of the United Kingdom.

“Sterling-Denominated Designated Government Obligations” means direct non-callable and non-redeemable obligations denominated in Sterling (in each case, with respect to the issuer thereof) of the United Kingdom.

“Subordinated Indebtedness” means Indebtedness which by the terms of such Indebtedness is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guarantee thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means each Person that becomes a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee of the Notes (such Guarantee, a “Subsidiary Guarantee”).

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any of the following:

(1)

Dollars, Euros, Sterling, any national currency of any participating member state of the European Union or any foreign currency received in exchange for the sale of assets in the ordinary course of business or pursuant to any sale permitted by this Indenture;

(2)

readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union (provided that such member state has a long-term government debt rating of “A3” or higher by Moody’s or “A” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) having maturities of not more than 24 months from the date of acquisition thereof; provided further that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(3)

time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, overnight bank deposits, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof, in each case with (A) any commercial bank organized under the laws of the United States of America, any state thereof or any member state of the European Union having capital and surplus of not less than $250,000,000 (or the Dollar equivalent as of the date of determination in case of non-U.S. banks) or (B) any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)

repurchase and reverse purchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)

commercial paper, maturing not more than six months after the date of acquisition with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency) (or if such commercial paper is not itself rated, is issued by an issuer having a long-term unsecured debt rating of at least “A” from S&P or “A2” from Moody’s (or carrying the equivalent rating category of another internationally recognized rating agency));

(6)

securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision, public instrumentality or taxing authority thereof or any member nation of the European Union, and rated at least “A” by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency);

(7)

securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3)(A) of this definition;

(8)	any fund investing at least 90% of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition;

(9)

money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s (or carrying an equivalent rating or the equivalent rating category of another internationally recognized rating agency) and (iii) have portfolio assets of at least $5,000,000,000;

(10)

marketable short term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(11)

in the case of any foreign Subsidiary, instruments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (10) customarily utilized in countries in which such foreign Subsidiary operates for cash management purposes.

“Total Assets” means, for any Person as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all other assets (excluding non-real estate intangibles) of such Person and its Restricted Subsidiaries as of such date of determination on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by an Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to an Issuer or the Restricted Subsidiaries plus capital improvements) of real estate assets and related intangibles of the Issuers and the Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

(a) any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

(b) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 5.09; and

(c) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) above would be permitted under Section 5.09.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

(x) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(y) all Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of this Indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“U.S. Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 1, 2017, among Parent Guarantor, Opco, the several lenders from time to time party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents), as amended through the Issue Date.

“U.S. Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and signed into law October 26, 2001.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitments”	5.11(c)
“Asset Sale Offer”	5.11(d)
“Authentication Order”	3.02
“Change of Control Offer”	5.07(a)
“Change of Control Payment”	5.07(b)
“Change of Control Payment Date”	5.07(b)
“Covenant Defeasance”	9.02(c)
“Event of Default”	7.01
“Excess Proceeds”	5.11(c)
“Excess Proceeds Cap”	5.11(d)
“Finco”	Preamble
“Foreign Disposition”	5.11(h)(1)
“Global Notes”	3.01
“Initial Default”	7.02
“Initial Global Notes”	3.01
“Issuer” or “Issuers”	Preamble
“Legal Defeasance”	9.02(b)
“Make-Whole Premium”	Form of Note
“Make-Whole Premium Deficit”	9.03
“Opco”	Preamble
“Par Call Date”	Form of Note
“Parent”	Preamble
“Parent Guarantor”	Preamble
“Participants”	3.14(a)
“Paying Agent”	3.03(a)
“Physical Notes”	3.01
“purchase”	5.09(a)(3)
“Refunding Capital Stock”	5.09(b)(4)
“Registrar”	3.03(a)
“Restricted Amount”	5.11(i)
“Restricted Payments”	5.09(a)(4)
“Reversion Date”	5.16
“Supplemental Indenture”	Preamble
“Suspended Covenant”	5.16
“Suspension Period”	5.16
“Transfer Agent”	3.03(a)

Section 2.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“obligor” on the indenture securities means the Issuers, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

Section 2.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(7) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(8) secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(9) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(10) the amount of any preferred stock that does not have a fixed redemption, repayment or repurchase price shall be the maximum liquidation value of such Preferred Stock;

(11) all references to the date the Notes were originally issued shall refer to the Issue Date, except as otherwise specified; and

(12) references to the Issuers mean either the Issuers or the applicable Issuer, as the context requires, and references to an Issuer mean either such Issuer or the Issuers, as the context requires.

Section 2.05 Certain Calculations and Tests. Notwithstanding anything to the contrary in this Indenture, to the extent that the terms in this Indenture require (i) compliance with any financial ratio or test (including, without limitation, the Interest Coverage Ratio or Consolidated Net Leverage Ratio test or Total Unencumbered Assets test) and/or any cap expressed as a percentage of Adjusted Total Assets or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default), as a condition to the consummation of a Limited Condition Acquisition, the date of determination of such ratio, test, cap expressed as a percentage of Adjusted Total Assets, Default and/or Event of Default (or any type of Default or Event of Default) shall, at the election of the Issuers, be the date of the execution of the definitive agreement with respect to such Limited Condition Acquisition, after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) and such ratios or tests or caps or Defaults or Events of Default shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition (including the pro forma adjustments described in the definition of “Interest Coverage Ratio”) as if they had occurred at the beginning of the applicable period, and for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or Consolidated EBITDA of the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that (a) if any ratio or cap expressed as a percentage of Adjusted Total Assets improves as a result of such fluctuations, any such improved ratio or cap may be utilized and (b) if the Issuers elect to have such determination occur at the time of entry into the definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements for the applicable Limited Condition Acquisition are entered into and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such definitive agreements and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Issuers, prior to the consummation thereof.

ARTICLE III

THE NOTES

Section 3.01 Form and Dating. The Notes and the Authenticating Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuers shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall show the date of its authentication. Each Note shall have an executed notation of Guarantee from each of the Guarantors existing on the Issue Date endorsed thereon substantially in the form of Exhibit C.

The terms and provisions contained in the Notes and the Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuers, the Parent Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Initial Notes shall be issued in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A (the “Initial Global Notes”), deposited with the Common Depositary, duly executed by the Issuers (and having an executed notation of Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee or Authenticating Agent as hereinafter provided and shall bear the legend set forth in Exhibit B.

Additional Notes issued after the Issue Date shall be issued initially in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Common Depositary, duly executed by the Issuers (and having an executed notation of Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee or Authenticating Agent as hereinafter provided and shall bear any legends required by applicable law (together with the Initial Global Notes, the “Global Notes”) or as Physical Notes.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent as hereinafter provided. Notes issued in exchange for interests in a Global Note pursuant to Section 3.14 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than with respect to the purchase price thereof and the date from which the interest accrues) as the Initial Notes; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 5.08. Except as described under Article X, the Initial Notes and any Additional Notes subsequently issued under this Supplemental Indenture will be treated as a single class for all purposes under this Supplemental Indenture, including waivers, amendments, redemptions and offers to purchase, and shall vote together as one class on all matters with respect to the Notes; provided further that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes the Additional Notes will have a separate ISIN number or Common Code, if applicable. Unless the context requires otherwise, references to “Notes” for all purposes of this Supplemental Indenture include any Additional Notes that are actually issued.

Section 3.02 Execution, Authentication and Denomination; Additional Notes. One Officer of each of the Issuers (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for each Issuer by manual, facsimile, .pdf attachment or other electronically transmitted signature. One Officer of each Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the notation of Guarantee for such Guarantor by manual, facsimile, .pdf attachment or other electronically transmitted signature.

If an Officer whose signature is on a Note or notation of Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee or Authenticating Agent authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee or Authenticating Agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Supplemental Indenture.

The Trustee or Authenticating Agent shall authenticate (i) on the Issue Date, the Initial Notes and (ii) the Additional Notes in an unlimited amount (so long as not otherwise prohibited by the terms of this Supplemental Indenture, including Section 5.08), in each case upon a written order of the Issuers in the form of a certificate of an Officer of each Issuer (an “Authentication Order”). Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as Physical Notes or Global Notes or such other information as the Trustee or Authenticating Agent may reasonably request. In addition, with respect to authentication pursuant to clause (i) or (ii) of the first sentence of this paragraph, the first such Authentication Order from the Issuers shall be accompanied by an Opinion of Counsel of the Issuers in a form reasonably satisfactory to the Trustee or Authenticating Agent.

All Notes issued under this Supplemental Indenture shall be treated as a single class for all purposes under this Supplemental Indenture. The Additional Notes shall bear any legend required by applicable law.

Pursuant to Section 8.12, the Trustee (acting at the direction of the Issuers) hereby appoints Elavon Financial Services DAC, U.K. Branch as the Authenticating Agent for the Notes, who accepts such appointment. Unless otherwise expressly provided, the Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Issuers and Affiliates of the Issuers.

The Notes shall be issuable only in registered form without coupons in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Section 3.03 Registrar and Paying Agent.

(a) The Issuers shall maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for transfer or exchange (the “Transfer Agent”) or, subject to Section 2 of the Notes, for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional transfer agents and paying agents. The terms “Paying Agent” and “Transfer Agent” include any additional paying agent or transfer agent, as applicable, and the term “Registrar” includes any co-registrars. The Issuers initially appoint Elavon Financial Services DAC, U.K. Branch, who accepts such appointment, as Paying Agent. The Issuers initially appoint Elavon Financial Services DAC., who accepts such appointments, as Registrar and Transfer Agent.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.

(c) The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify the Trustee, in advance, of the name and address of any such Agent. The Issuers shall deliver copies of such agency agreement promptly to the Trustee.

(d) The Issuers may change any Registrar, Paying Agent or Transfer Agent (or the location of any of the foregoing) upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to the Holders; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar, Paying Agent, or Transfer Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall, to the extent that the Trustee determines that it is able, serve as Registrar or Paying Agent or Transfer Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, Paying Agent or Transfer Agent may resign by providing 30 days’ written notice to the Issuer and the Trustee. For so long as the Notes are admitted to the Official List of Euronext Dublin and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver a notice of any change of paying agent, registrar or transfer agent to Euronext Dublin through its online portal, Euronext Direct (or its successor, if any). The Issuers acknowledge that the Trustee is presently unable to serve as Paying Agent, Transfer Agent and Registrar.

Section 3.04 Paying Agent to Hold Assets in Trust. The Issuers shall require each Paying Agent other than the Trustee or the Issuers or any Subsidiary of the Issuers to agree in writing that each Paying Agent shall hold for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuers or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuers (or any other obligor on the Notes) in making any such payment. The Issuers at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuers to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 3.05 Holder Lists. The Trustee may request from the Registrar in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

Section 3.06 Transfer and Exchange. Subject to Section 3.14, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee or Authenticating Agent shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Issuers, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article IV, except the unredeemed portion of any Note being redeemed in part and (iii) beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

Section 3.07 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee or Authenticating Agent shall authenticate, upon receipt of an Authentication Order, a replacement Note if the Trustee’s or Authenticating Agent and Issuers’ requirements are met. Such Holder shall provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuers and the Trustee (and the Authenticating Agent, if applicable), to protect the Issuers, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge such Holder for its out-of-pocket expenses in replacing a Note pursuant to this Section 3.07, including fees and expenses of counsel and of the Trustee or Authenticating Agent.

Every replacement Note is an additional obligation of the Issuers and every replacement Guarantee shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 3.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

Section 3.08 Outstanding Notes. Notes outstanding at any time are all the Notes that have been authenticated by the Trustee or Authenticating Agent except those cancelled by it, those delivered to it for cancellation and those described in this Section 3.08 as not outstanding. A Note does not cease to be outstanding because the Issuers, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 3.09).

If a Note is replaced pursuant to Section 3.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 3.07.

If the principal amount of any Note is considered paid under Section 5.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Stated Maturity the Trustee or Paying Agent (other than the Issuers or an Affiliate thereof) holds money sufficient to pay all of the principal and interest (and Additional Amounts, if any) due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 3.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any of their Affiliates shall be disregarded as required by the Trust Indenture Act, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee, actually knows are so owned shall be disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers or any obligor upon the Notes or any Affiliate of the Issuers or of such other obligor.

Section 3.10 Temporary Notes. Until definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

Section 3.11 Cancellation. The Issuers at any time may deliver Notes to the Paying Agent for cancellation. The Paying Agent (other than the Issuers or a Subsidiary of the Issuers), and no one else, shall cancel and, at the written direction of the Issuers, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 3.07, the Issuers may not issue new Notes to replace Notes that they have paid or delivered to the Paying Agent for cancellation. If the Issuers or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Paying Agent for cancellation pursuant to this Section 3.11.

Section 3.12 Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuers may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the 15th day next preceding the date fixed by the Issuers for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuers shall mail to each Holder, with a copy to the Trustee and Paying Agent, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

Section 3.13 ISIN Numbers and Common Codes. The Issuers in issuing the Notes may use “ISIN” numbers or “Common Codes”, and if so, the Trustee shall use the “ISIN” or “Common Codes” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “ISIN” numbers or “Common Codes” printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuers shall promptly notify the Trustee of any change in the “ISIN” numbers or “Common Codes”.

Section 3.14 Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Common Depositary or the nominee of such Common Depositary, (ii) be delivered to the Common Depositary and (iii) if applicable, bear the legend set forth in Exhibit B.

Members of, or participants in, the Depositary (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or under such Global Note, and the Common Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Common Depositary, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Common Depositary and the provisions of this Section 3.14. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depositary notifies the Issuers that it is unwilling or unable to act as Depositary for any Global Note, the Issuers so notify the Trustee in writing and a successor Depositary is not appointed by the Issuers within 90 days of such notice, (ii) the Common Depositary notifies the Issuers that it is unwilling or unable to act as Common Depositary for any Global Note, the Issuers so notify the Trustee in writing and a successor Common Depositary is not appointed by the Issuers within 90 days of such notice or (iii) a Default or Event of Default has occurred and is continuing and the Registrar has received a written request from any owner of a beneficial interest in a Global Note to issue Physical Notes. Upon any issuance of a Physical Note in accordance with this Section 3.14(b) the Registrar is required to register such Physical Note in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Physical Notes shall bear the applicable legends, if any.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 3.14, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in such Global Note to be transferred, and the Issuers shall execute, and the Trustee or Authenticating Agent shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in such Global Note so transferred.

(d) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 3.14, such Global Note shall be deemed to be surrendered to the Paying Agent for cancellation, and (i) the Issuers shall execute, (ii) the Guarantors shall execute notations of Guarantees on and (iii) the Trustee or Authenticating Agent shall upon written instructions from the Issuers authenticate and deliver, to each beneficial owner identified by the Common Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(f) General. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 3.14. The Issuers and Trustee shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee and Agents shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depositary, or the accuracy of the books and records of the Depositary. The Trustee shall have no responsibility for the actions or omissions of the Registrar, Paying Agent, Authenticating Agent and Transfer Agent, or the accuracy of the books and records of such Agent. Whenever reference is made in this Indenture to any transfer, transaction or other action involving a Global Note or any beneficial interest therein, the rules and procedures of the Common Depositary, in each case to the extent applicable to such transfer, transaction or other action as in effect from time to time shall apply and be controlling with respect to such Note.

(g) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Paying Agent in accordance with Section 3.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

Section 3.15 Currency Indemnity

(a) The sole currency of account and payment for all sums payable under the Notes and, with respect to the Notes, the Guarantees of the Notes and the indenture is Sterling. Any amount received or recovered in respect of the Notes or the Guarantees of the Notes in a currency other than Sterling (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers, any Subsidiary or otherwise) by the Trustee or any Holder of the Notes in respect of any sum expressed to be due to such Holder from any Issuer or Guarantor of the Notes will constitute a discharge of their obligation only to the extent of the Sterling amount, which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the Sterling amount to be recovered is less than the Sterling amount expressed to be due to the recipient under any Note, the Issuers and each Guarantor shall, jointly and severally, indemnify the recipient against the cost of making any further purchase of the Sterling in an amount equal to such difference.

(b) These indemnities, to the extent permitted by law, constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, give rise to a separate and independent cause of action, apply irrespective of any waiver granted by any Holder or the Trustee from time to time, and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

ARTICLE IV

REDEMPTION

Section 4.01 Notices to Trustee. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Section 5 of the form of Notes set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture. If the Issuers elect to redeem Notes pursuant to Section 5 of the Notes, they shall notify the Trustee and the Paying Agent of the Redemption Date, the Redemption Price and the aggregate principal amount of Notes to be redeemed.

Section 4.02 Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time pursuant to Section 5 of the Notes, the Paying Agent shall select Notes for redemption: (x) on a pro rata basis or (y) in the case of Global Notes, based on the applicable procedures of the Common Depositary (and in such manner that complies with applicable legal and exchange requirements and the requirements of the Common Depositary (and in such manner that complies with applicable legal and exchange requirements and the requirements of Euroclear and Clearstream).

No Notes of £100,000 or less shall be redeemed in part.

Section 4.03 Notice of Redemption. At least 15 days but not more than 60 days (except as provided below) before a Redemption Date, the Issuers shall mail a notice of redemption by first class mail, postage prepaid, or as otherwise provided in accordance with the procedures of the Depositary, to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee and the Paying Agent), except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture as to the Notes pursuant to Article IX hereof or as described in the immediately succeeding paragraph.

Any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Issuers will provide prompt written notice of the rescission of any redemption notice in the same manner in which the notice of redemption was given, and such redemption notice will thereafter be of no force or effect.

For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, Luxembourg, notices may be given by delivery of the relevant notices to Euroclear or Clearstream, Luxembourg for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are admitted to the Official List of Euronext Dublin and admitted for trading on its Global Exchange Market and the rules of Euronext Dublin so require, any such notice to the holders of the relevant Notes shall also be delivered to Euronext Dublin through its online portal, Euronext Direct (or its successor, if any), and, in connection with any redemption, the Issuers will notify Euronext Dublin of any change in the principal amount of Notes outstanding. At the Issuers’ request, the Paying Agent shall forward the notice of redemption in the Issuers’ name and at the Issuers’ expense.

Each notice for redemption shall identify the Notes (including the ISIN number or Common Code) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption shall be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5) that, unless the Issuers default in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender and cancellation of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(8) the Section of the Notes or this Indenture, as applicable, pursuant to which the Notes are to be redeemed; and

(9) the conditions precedent, if any, to the redemption, and that in the Issuers’ discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

At the Issuers’ request, the Paying Agent shall give the notice of redemption in the name of the Issuers and at its expense; provided that the Issuers shall have delivered to the Paying Agent (with a copy to the Trustee), at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 4.03 (unless a shorter notice period is satisfactory to the Trustee and Paying Agent), an Officer’s Certificate requesting that the Paying Agent give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 4.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 4.03, Notes called for redemption become due and payable on the Redemption Date, subject to any applicable conditions precedent set forth in such notice of redemption, and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to, but not including, the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date, subject to any applicable conditions precedent, interest shall cease to accrue on Notes or portions thereof called for redemption and the only right of the Holders of such Notes will be to receive payment of the Redemption Price unless the Issuers shall have not complied with its obligations pursuant to Section 4.05.

Section 4.05 Deposit of Redemption Price. On or before 11:00 a.m. London time (or such later time as has been agreed to by the Paying Agent) on the Redemption Date, the Issuers shall deposit with the Paying Agent money sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuers any money deposited with the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the preceding paragraph, then, unless the Issuers default in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 4.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon surrender and cancellation of the original Note or Notes. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee or Authenticating Agent to authenticate such new Note.

Section 4.07 Mandatory Redemption. The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 4.08 Redemption of Notes for Changes in Taxes.

(a) The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 15 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the redemption date fixed by the Issuers (a “Tax Redemption Date”) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if the Issuers determine that (x) they, or the relevant Guarantor, on the next date on which any amount would be payable in respect of the Notes or any Guarantee of the Notes, are required or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuers or another Guarantor, if any, who can pay such amount without the obligation to pay Additional Amounts), and (y) such payment obligation cannot be avoided by taking reasonable measures available to it (including by making payment through a different paying agent) (provided that changing the jurisdiction of organization of either Issuer or any Guarantor shall be deemed not to be a reasonable measure), and the requirement arises as a result of:

(1) any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of the Prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Prospectus, such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of the Prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Prospectus, such later date).

(b) The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (b) mutatis mutandis with respect to any successor Person, after such successor Person becomes a party to the indenture, with respect to a change or amendments occurring after the time such successor Person becomes a party to the indenture.

(c) The Issuers will not give any such notice of redemption earlier than 60 days prior to the earliest date on which an Issuer or the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the Trustee an opinion of outside legal counsel of recognized standing in the relevant Tax Jurisdiction attesting to such change in tax law or change in interpretation of tax law and an Officer’s Certificate attesting to an obligation to pay Additional Amounts and that the obligation to pay Additional Amounts could not be avoided by taking reasonable measures available to the Issuers (provided that changing the jurisdiction of organization of either Issuer or any Guarantor shall be deemed not to be a reasonable measure).

(d) The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and Opinion of Counsel reasonably agreed upon as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

ARTICLE V

COVENANTS

Section 5.01 Payment of Notes. The Issuers shall pay the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Notes in the manner provided in the Notes and this Supplemental Indenture. An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Paying Agent (other than the Issuers or an Affiliate thereof) holds no later than 11:00 a.m. (London time) on that date cash designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or December 5, 2019 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The Issuers shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

Section 5.02 Maintenance of Office or Agency. The Issuers shall maintain the office or agency required under Section 3.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar). The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.

The Issuers may also, from time to time, designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby initially designate the office of the Registrar, as such office of the Issuers in accordance with Section 3.03.

Section 5.03 Corporate Existence. Except as otherwise permitted by Article VI, the Parent and the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership or other existence, as applicable, and the corporate, partnership or other existence, as applicable, of each of the Restricted Subsidiaries of the Parent in accordance with the respective organizational documents of each such Restricted Subsidiary and the related material rights (charter and statutory) of the Parent, the Issuers and each Restricted Subsidiary of the Parent; provided, however, that the Parent and the Issuers shall not be required to preserve any such right or corporate existence with respect to themselves or any Restricted Subsidiary if the Board of Directors of the Parent or any Officer of the Parent shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Parent, the Issuers and their Restricted Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to have a material adverse effect on the ability of the Issuers to perform their obligations hereunder and provided, further, however, that the foregoing shall not prohibit a sale, transfer, conveyance, lease or disposal of a Restricted Subsidiary or any of the Parent’s or any Restricted Subsidiary’s assets in compliance with the terms of this Indenture.

Section 5.04 [Reserved]

Section 5.05 Compliance Certificate; Notice of Default.

(a) The Issuers shall deliver to the Trustee, within 120 days after each December 31, commencing with December 31, 2019, an Officer’s Certificate signed by the principal executive officer, principal financial officer, principal operating officer or principal accounting officer of the Issuers stating that a review of the activities of the Issuers and their Restricted Subsidiaries has been made under the supervision of the signing Officer with a view to determining whether the Issuers and their Restricted Subsidiaries have fulfilled all of their obligations under this Indenture during the previous fiscal year and further stating, as to each such Officer signing such certificate, that, to the best of such Officer’s knowledge, the Issuers and their Restricted Subsidiaries during such preceding fiscal year have fulfilled all of their obligations under this Indenture during such year, or, if there has been a Default in fulfillment of any such obligation during such period, specifying each such Default and the nature and status thereof.

(b) The Issuers shall deliver to the Trustee within 30 days after the Issuers become aware (unless such Default has been cured before the end of the 30-day period) of the occurrence of any Default an Officer’s Certificate specifying the Default and what action, if any, the Issuers are taking or propose to take with respect thereto.

Section 5.06 Waiver of Stay, Extension or Usury Laws. The Issuers and each Guarantor covenants (to the extent permitted by applicable law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.07 Change of Control and Rating Decline.

(a) If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuers to purchase some or all (in minimum principal amounts of £100,000 or an integral multiple of £1,000) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

(b) Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest, if any, and Additional Amounts, if any, to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within ten Business Days following a Change of Control Triggering Event, the Issuers will mail a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed (or in the case of Global Notes, given pursuant to the applicable rules of Euroclear or Clearstream, as the case may be).

(c) On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and

(3) deliver to the Trustee the Notes accepted and an Officer’s Certificate stating the aggregate principal amount of all Notes purchased by the Issuers.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee or Authenticating Agent will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.

(e) The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of this Section 5.07, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

(f) Notwithstanding anything to the contrary in the foregoing, the Issuers shall not be obligated to make or consummate a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) they have irrevocably elected (which election may be subject solely to the occurrence of the Change of Control Triggering Event) to redeem all of the Notes pursuant to Section 5 of the Notes.

(g) Notwithstanding anything to the contrary in the foregoing, (1) a Change of Control Offer may be made in advance of a Change of Control Triggering Event, subject to one or more conditions precedent, including, but not limited to, the consummation of such Change of Control Triggering Event, (2) the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as such Change of Control Triggering Event is consummated, (3) the Issuers may rescind or amend the Change of Control Offer in the event that the Issuers shall determine that the Change of Control Triggering Event will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed and (4) a Change of Control Offer made in advance of the Change of Control Triggering Event may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture.

(h) For so long as the Notes are admitted to the Official List of Euronext Dublin and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices relating to the Change of Control Triggering Event to Euronext Dublin through its online portal, Euronext Direct (or its successor, if any).

Section 5.08 Limitation on Indebtedness.

(a) The Issuers shall not and shall not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(b) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness that is Secured Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(c) The Issuers shall not and shall not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0.

(d) Notwithstanding paragraph (a), (b) or (c) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(1) Indebtedness of the Issuers or any of the Restricted Subsidiaries outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of (x) $4,200,000,000 and (y) 30% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (13) below in respect of such Indebtedness shall be deemed to have been incurred under this clause (1) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (1);

(2) Indebtedness of the Issuers or any of the Restricted Subsidiaries owed to:

(i) the Issuers evidenced by an unsubordinated promissory note, or

(ii) any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

(3) Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (x) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(4) Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

(i) used to purchase Notes tendered in a Change of Control Offer made as a result of a Change of Control,

(ii) used to redeem all the Notes pursuant to Section 5 of the Notes,

(iii) deposited to defease the Notes as described in Sections 9.02 and 9.03, or

(iv) deposited to discharge the obligations under the Notes and this Indenture as described in Section 9.01;

(5) (i) Guarantees of Indebtedness of the Issuers by any of the Subsidiary Guarantors; provided the guarantee of such Indebtedness is permitted by and made in accordance with Section 5.14, and (ii) Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(6) Indebtedness outstanding on the Issue Date (other than pursuant to clause (1) or (7));

(7) Indebtedness represented by the Notes issued on the Issue Date and the Guarantees of the Notes;

(8) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(9) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(10) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(11) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(12) Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(13) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the provisions of Sections 5.08(a), (b) and (c) or clauses (1), (6), (7), (13) or (15) of this Section 5.08(d);

(14) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuers or any Restricted Subsidiary within 270 days of the related purchase, lease or improvement, to finance the purchase, lease or improvement of property (real or personal) or equipment used in the business of the Issuers or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $560,000,000 and (y) 4.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding; or

(15) additional Indebtedness of the Issuers and their Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $560,000,000 and (y) 4.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (13) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (15) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (15).

(e) Notwithstanding any other provision of this Section 5.08, the maximum amount of Indebtedness that the Parent, the Issuers or any of the Restricted Subsidiaries may Incur pursuant to this Section 5.08 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(f) For purposes of determining any particular amount of Indebtedness under this Section 5.08,

(1) Indebtedness Incurred and outstanding under the U.S. Credit Agreement on or prior to the Issue Date shall be treated as Incurred pursuant to clause (1) of paragraph (d) of this Section 5.08 and may not be reclassified, and

(2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this Section 5.08, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (1) through (15) of paragraph (d) above or is entitled to be incurred pursuant to paragraphs (a), (b) and (c) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and, in such event, such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause, clauses, paragraph or paragraphs (or, in each case, any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause or paragraph. At any time that the Issuers or the Restricted Subsidiaries would be entitled to have incurred any then outstanding Indebtedness under paragraphs (a), (b) and (c) of this Section 5.08, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs.

Indebtedness permitted by this Section 5.08 need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this Section 5.08 permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus any committed amounts associated therewith (if the Issuers elected to have such commitment deemed to be Incurred at the time of the commitment in accordance with the last paragraph of the definition of “Incur”), the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other

Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 5.09 Limitation on Restricted Payments.

(a) Opco shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of Section 5.09(b); or

(4) make an Investment, other than a Permitted Investment, in any Person,

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (a) and (c) of Section 5.08, or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after April 26, 2011 shall exceed the sum of, without duplication:

(i) (A) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to Section 5.15, plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Issuers after April 26, 2011 from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by this Indenture of

Indebtedness of the Issuers or any of their Restricted Subsidiaries for cash subsequent to April 26, 2011 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii) 100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after April 26, 2011 (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after April 26, 2011, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $280,000,000, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v) the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or the Parent utilized pursuant to clauses (3) or (4) of Section 5.09(b)) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to April 26, 2011 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi) without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

(b) Notwithstanding Section 5.09(a), the limitations on Restricted Payments described above shall not apply to the following:

(1) any distribution or other action that the Issuers believe in good faith is necessary to maintain the Parent’s status as a REIT under the Code, if the aggregate principal amount of outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets of the Issuers and the Restricted Subsidiaries as of the end of the fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to Holders or filed with the SEC, as the case may be;

(2) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with Section 5.09(a);

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under Sections 5.08(a), (b) or (c) or Section 5.08(d)(13);

(4) (a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Opco or the Parent (other than any Disqualified Stock or any Capital Stock sold to an Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) or from substantially concurrent contributions to the equity capital of Opco (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 90 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 90 days of such sale; provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (4) shall be excluded from the amount described in Section 5.09(a)(4)(C)(ii);

(5) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, an issuance of, shares of Capital Stock of the Parent or Opco (or options, warrants or other rights to acquire such Capital Stock) that occurs within 90 days of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payments pursuant to this clause (5) shall be excluded from the amount described in Section 5.09(a)(4)(C)(ii);

(6) (x) the distribution or dividend to Parent, the proceeds of which are used to repurchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Parent held by any of the Parent’s or Medical Property Trust LLC’s Subsidiaries and (y) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Opco or any Restricted Subsidiary in each case held by any of the Parent’s or an Issuer’s or any Restricted Subsidiaries’ current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount distributed or dividended to Parent and paid by the Issuers and the Restricted Subsidiaries pursuant to this clause (6) shall not exceed the greater of (x) $70.0 million and (y) 0.5% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries, in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Opco or Parent to the extent contributed to Opco or any of its Restricted Subsidiaries by members of management, directors or consultants of the Parent, Opco or any of the Restricted Subsidiaries that occurs after April 26, 2011, to the extent such proceeds (i) have not otherwise been and are not thereafter applied to the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key-man life insurance policies received by the Issuers and their Restricted Subsidiaries after April 26, 2011, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to an Issuer or any of its Restricted Subsidiaries from current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing) of the Parent, an Issuer or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent, the Issuers or any Restricted Subsidiary shall not be deemed to constitute a Restricted Payment for purposes of this Indenture;

(7) (x) distributions or dividends to Parent, the proceeds of which are used and (y) payments made or expected to be made by the Issuers or any Restricted Subsidiary, in each case, in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, manager or consultant (or any permitted transferees, assigns, estates or heirs of any of the foregoing) and any repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes and cashless repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Preferred Stock of any Issuer or Restricted Subsidiary pursuant to the provisions similar to those described under Sections 5.07 and 5.11; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(9) Permitted Payments to Parent;

(10) any distribution or dividend to Parent, the proceeds of which are used for the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent and the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of Opco;

(11) additional Restricted Payments so long as, after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Net Leverage Ratio is less than or equal to 5.00 to 1.00 as of the last day of the most recent fiscal quarter or year; or

(12) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $980,000,000 and (y) 7.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding;

provided, however, that in the case of clauses (6), (11) and (12), no Default and no Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

(c) The net amount of any Restricted Payment permitted pursuant to Section 5.09(b)(1) and (2) (adjusted to avoid double counting) shall be included in calculating whether the conditions of Section 5.09(a)(4)(C) have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (3) through (12) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of Section 5.09(a)(4)(C) have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (12) of Section 5.09(b), or is permitted to be made pursuant to Section 5.09(a) (including by virtue of qualifying as a Permitted Investment), the Issuers will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 5.09. Payments or other actions permitted by this Section 5.09 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this Section 5.09 permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

(e) For purposes of determining compliance with any Dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the Dollar-equivalent amount of such Restricted Payment shall be calculated based the relevant currency exchange rate in effect on the date such Restricted Payment was made.

Section 5.10 Maintenance of Total Unencumbered Assets. The Issuers and their Restricted Subsidiaries shall maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Section 5.11 Limitation on Asset Sales.

(a) The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Issuers or such Restricted Subsidiary (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) is at least equal to the fair market value of the assets sold or disposed of (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale); and

(2) at least 75% of the consideration received from such Asset Sale consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of Indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

(b) For purposes of this Section 5.11, each of the following shall be deemed to be cash:

(1) any liabilities of the Issuers or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Issuers and their Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(2) any securities, notes or other obligations received by an Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuers or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

(3) any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at the time outstanding, not to exceed the greater of (x) $280,000,000 and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c) Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1) to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuers or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers);

(2) to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3) to prepay, repay, redeem or purchase (x) Pari Passu Indebtedness of an Issuer or of any Subsidiary Guarantor; provided, however, that if the Issuers or a Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers shall equally and ratably reduce obligations under the Notes pursuant to the redemption provisions of this Indenture, through open market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest (and such offer shall be deemed for purposes of this covenant to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Cash Proceeds offered to the Holders, whether or not the offer is accepted by any or all Holders), or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(4) to fund all or a portion of an optional redemption of the Notes pursuant to Section 5 of the Notes;

(5) to make a capital expenditure;

(6) to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7) any combination of the foregoing;

provided that the Issuers shall be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 450 days after the Asset Sale that generated the Net Cash Proceeds, the Issuers or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph (each an “Acceptable Commitment”), and that an Acceptable Commitment (or a replacement commitment should the Acceptable Commitment be subsequently cancelled or terminated for any reason) is thereafter completed within 180 days after the end of such 450-day period.

Pending the final application of any such Net Cash Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 450-day period as set forth in this paragraph (c) and not so applied by the end of such period shall constitute “Excess Proceeds.”

(d) When the aggregate amount of Excess Proceeds exceeds the greater of $140,000,000 and 1.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries (the “Excess Proceeds Cap”), the Issuers shall make an offer to all Holders and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least £100,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, and Additional Amounts, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed the Excess Proceeds Cap by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds prior to the expiration of the relevant 450-days or with respect to Excess Proceeds equal to the Excess Proceeds Cap or less.

(e) To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Registrar shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

(f) Pending the final application of any Net Cash Proceeds pursuant to this Section 5.11, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

(g) For the avoidance of doubt and notwithstanding anything to the contrary contained above, in the case of Net Cash Proceeds received by any non-Wholly Owned Restricted Subsidiary, only that portion of such proceeds that are allocable (based on economic share and not necessarily percentage ownership) to the Issuers will be subject to the requirement to make an offer in accordance with this covenant and will be applied towards the Excess Proceeds Cap.

(h) Notwithstanding anything to the contrary in this Section 5.11, the Issuers shall not be required to make an Asset Sale Offer with respect to any amount:

(1) to the extent that the relevant Net Cash Proceeds of any Asset Sales by a Foreign Restricted Subsidiary (a “Foreign Disposition”) is prohibited, restricted or delayed under any Requirements of Law, from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the Foreign Restricted Subsidiary so long, but only so long, as the Requirements of Law will not permit repatriation to the United States (the Issuers hereby agreeing to cause the applicable Foreign Restricted Subsidiary to promptly take all commercially reasonable actions (as determined by the Issuers’ reasonable business judgment) required to permit such repatriation); it being understood and agreed that once the repatriation of the relevant affected Net Cash Proceeds is permitted under Requirements of Law, the relevant Foreign Restricted Subsidiary will promptly repatriate the relevant Net Cash Proceeds and the repatriated Net Cash Proceeds will be applied within ten Business Days (net of additional Taxes payable or reserved against as a result thereof) to make an Asset Sale Offer to the extent required herein; or

(2) to the extent that the relevant Net Cash Proceeds are received in respect of any joint venture for so long as the distribution to the Issuers of such Net Cash Proceeds would be prohibited under the organizational documents governing such joint venture (so long as such distribution restrictions were not implemented for the purpose of avoiding mandatory repurchase requirements); it being understood and agreed that once such distribution is permitted under the organizational documents governing such joint venture, the relevant joint venture will promptly distribute the relevant Net Cash Proceeds and the distributed Net Cash Proceeds will be applied within 10 Business Days to make an Asset Sale Offer to the extent required herein.

(i) Notwithstanding the above, if the Issuers determine in good faith that the repatriation to the Issuers as a distribution or dividend of any amounts required to make an Asset Sale Offer that are attributable to any Foreign Restricted Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount with respect to which the Issuers shall be required to make an Asset Sale Offer shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of the relevant Net Cash Proceeds from the relevant Foreign Restricted Subsidiary would no longer have a material and adverse tax consequence, an amount equal to the Restricted Amount (reduced by any relevant Taxes) will be applied within ten Business Days to make an Asset Sale Offer to the extent required herein.

(h) The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Issuers may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

Section 5.12 Limitation on Transactions with Affiliates.

(a) The Issuers shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Holder (or any Affiliate of such Holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of the greater of (x) $42,000,000 and (y) 0.3% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a Holder or an Affiliate or if in the good faith judgment of the Parent’s Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Issuers or such Restricted Subsidiary from a financial point of view.

(b) The limitation set forth in Section 5.12(a) does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent, or where no such disinterested directors exist, by unanimous approval of the directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between an Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3) the payment of reasonable fees and compensation (including through the issuance of Capital Stock) to, and indemnification and similar arrangements on behalf of, current, former or future directors, officers, employees or consultants of Parent or any Restricted Subsidiary of Parent;

(4) the issuance or sale of Capital Stock (other than Disqualified Stock) of an Issuer;

(5) any Restricted Payments not prohibited by Section 5.09 and Investments constituting Permitted Investments;

(6) any contracts, instruments or other agreements or arrangements in each case as in effect on the date of this Indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuers and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of this Indenture;

(7) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by an Issuer or any Restricted Subsidiary with current, former or future officers and employees of the Parent or an Issuer or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent, an Issuer or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8) loans and advances to officers and employees of the Parent, an Issuer or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(9) transactions with a Person that is an Affiliate of the Parent or an Issuer solely because the Parent or an Issuer, directly or indirectly, owns Capital Stock of, or controls such Person;

(10) any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11) the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

Section 5.13 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuers shall not, and shall not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries;

(2) pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary;

(3) make loans or advances to an Issuer or any other Restricted Subsidiary; or

(4) transfer its property or assets to an Issuer or any other Restricted Subsidiary.

(b) Section 5.13(a) shall not restrict any encumbrances or restrictions:

(1) existing under, by reason of or with respect to this Indenture, the U.S. Credit Agreement, the Australian Credit Agreement and any other agreement in effect on the Issue Date as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Indebtedness of the Issuers or their Restricted Subsidiaries permitted under this Indenture; provided, however, that the Issuers have determined in good faith that the encumbrances and restrictions contained in the agreement or agreements governing the other Indebtedness are not materially more restrictive, taken as a whole, than those contained in customary comparable financings and will not impair in any material respect the Issuers’ and the Guarantors’ ability to make payments on the Notes and Guarantees thereof when due;

(3) existing with respect to any Person or the property or assets of such Person acquired by an Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or are not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(4) existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(5) in the case of Section 5.13(a)(4):

(i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(ii) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Issuer or any Restricted Subsidiary not otherwise prohibited by this Indenture,

(iii) existing under, by reason of or with respect to (1) purchase money obligations for property acquired in the ordinary course of business or (2) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(iv) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of an Issuer or any Restricted Subsidiary in any manner material to an Issuer and its Restricted Subsidiaries taken as a whole;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary that is a Guarantor which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition; or

(8) encumbrances or restrictions existing under or by reason of applicable law, regulation, order, approval, license, permit or similar restriction or agreement with governmental authorities with respect to assets located in their jurisdiction.

(c) Nothing contained in this Section 5.13 shall prevent an Issuer or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of an Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this Section 5.13, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 5.14 Future Guarantees by U.S. Domestic Restricted Subsidiaries.

(a) The Issuers will cause each U.S. Domestic Restricted Subsidiary that borrows under or Guarantees the U.S. Credit Agreement to, within 30 days thereof, execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under this Indenture.

(b) Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not a Subsidiary of an Issuer of Capital Stock held by an Issuer and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of an Issuer,

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Subsidiary Guarantor (provided that the surviving entity remains a Subsidiary Guarantor),

(3) if the Issuers properly designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture,

(4) upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture,

(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Indenture, or

(6) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

(c) In addition, any Subsidiary Guarantee shall be automatically and unconditionally released and discharged if such Subsidiary ceases to Guarantee obligations under the U.S. Credit Agreement or ceases to constitute a co-borrower with respect to the U.S. Credit Agreement.

Section 5.15 Reports to Holders.

(a) Whether or not Opco is then required to file reports with the SEC, Opco shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by Opco with the SEC is not permitted under the Exchange Act, Opco shall, within 15 days after the time Opco would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the Trustee and upon written request supply copies of such documents and reports to any Holder and shall post such documents and reports on Opco’s public website. Opco shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to monitor whether any such filings on EDGAR have been made.

(b) So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Opco is an Unrestricted Subsidiary or (y) Opco holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers then the quarterly and annual financial information required by this Section 5.15 will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of the Issuers.

(c) Opco shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence, Opco shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

(d) So long as the Parent is a Guarantor of the Notes, the Indenture will permit Opco to satisfy its obligations under this Section 5.15 with respect to filing, furnishing, providing and posting documents, reports and other information relating to Opco by the Parent’s filing, furnishing, providing and posting, as the case may be, of such documents, reports and other information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail and in the same manner described in the Prospectus the differences between the information relating to the Parent and its consolidated Subsidiaries on the one hand, and the information relating to the Parent and the Issuers and the Subsidiary Guarantors, if any, on a standalone basis, on the other hand, as of the ending date of the period covered by such report.

(e) For the avoidance of doubt, to the extent any information is not provided within the time periods specified in this Section 5.15 and such information is subsequently provided, the Issuers will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 5.16 Suspension of Covenants. During a Suspension Period, the Parent, the Issuers and the Restricted Subsidiaries shall not be subject to Section 5.09, 5.11, 5.12, 5.13, 5.14 or 6.01(a)(3) (each a “Suspended Covenant”). All other provisions of this Indenture shall apply at all times during any Suspension Period so long as any Notes remain outstanding hereunder; provided that the Interest Coverage Ratio that will be applicable under Section 5.08(c) will be 1.5 to 1.0 during any Suspension Period.

“Suspension Period” means any period (1) beginning on the date that:

(A) the Notes have Investment Grade Status;

(B) no Default or Event of Default has occurred and is continuing; and

(C) the Issuers have delivered an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied;

and (2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status, notice of which shall be provided to the Trustee.

On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date shall be deemed to have been outstanding on the Issue Date.

For purposes of calculating the amount available to be made as Restricted Payments under Section 5.09(a)(C), calculations under that clause shall be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (12) of Section 5.09(b), shall reduce the amount available to be made as Restricted Payments under Section 5.09(a)(C); provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Funds From Operations during the Suspension Period for the purpose of Section 5.09(a)(C)(i), and (y) the items specified in Section 5.09(a)(C)(i), (ii), (iii), (iv), (v) and (vi) that occur during the Suspension Period shall increase the amount available to be made as Restricted Payments under Section 5.09(a)(C). Any Restricted Payment made during the Suspension Period that is of the type described in Section 5.09(b) (other than the Restricted Payment referred to in clauses (1) or (2) of Section 5.09(b) or any exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (4) or (5) of Section 5.09(b)), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (4) and (5) of Section 5.09(b) (adjusted to avoid double counting) shall not be included in calculating the amounts permitted to be incurred under Section 5.09(a)(C) on each Reversion Date.

For purposes of Section 5.11, on each Reversion Date, the unutilized Excess Proceeds shall be reset to zero.

No Default or Event of Default shall be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of Section 5.10, if the Parent and its Restricted Subsidiaries are not in compliance with Section 5.10 as of a Reversion Date, no Default or Event of Default shall be deemed to have occurred for up to 120 days following the Reversion Date; provided that neither the Parent nor any of its Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of Section 5.10 have been met.

Section 5.17 Limitation on Activities of Finco. Finco may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Stock to Opco or any wholly owned

Restricted Subsidiary of Opco, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the U.S. Credit Agreement, the Australian Credit Agreement and any other Indebtedness that is permitted to be incurred under Section 5.08; provided that the net proceeds of such Indebtedness are not retained by Finco, and (3) activities incidental thereto. Neither the Parent nor any Restricted Subsidiary shall engage in any transaction with Finco in violation of the immediately preceding sentence.

Section 5.18 Listing. The Issuers will use their commercially reasonable efforts to obtain and maintain the admission of the Notes to the Official List of Euronext Dublin and for trading on its Global Market Exchange for so long as such Notes are outstanding; provided that if at any time the Issuers determine that it will not maintain such listing, they will obtain prior to the delisting of the Notes from the Official List of Euronext Dublin, and thereafter use its commercially reasonable efforts to maintain, a listing of such Notes on another internationally recognized stock exchange. The Issuers will notify the Trustee and Paying Agent of the listing of any Notes on an exchange.

Section 5.19 Additional Amounts.

(a) All payments made by or on behalf of the Issuers under or with respect to the Notes or any Guarantor with respect to any Guarantee of the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which any Issuer or Guarantor is then incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of any Issuer or Guarantor (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuers under or with respect to the Notes or any Guarantor under or with respect to any Guarantee of the Notes, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder after such deduction or withholding (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the Holder or the beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder, if the relevant Holder is an estate, trust, nominee, partnership, limited liability company or corporation, in each case even if the payment is required to be made to such person by the laws of the Tax Jurisdiction) and the relevant Tax Jurisdiction (including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein), but excluding any connection arising merely from the holding of such Note, the enforcement of rights under such Note or under a Guarantee of the Notes or the receipt of any payments in respect of such Note or a Guarantee of the Notes;

(2) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(4) any Taxes imposed on or with respect to a payment made to a Holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent;

(5) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee of the Notes;

(6) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following any Issuer’s written request addressed to the Holder or beneficial owner (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Tax Jurisdiction);

(7) any Taxes imposed on or with respect to any payment by the Issuers or Guarantors to the Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such Holder been the sole beneficial owner of such Note;

(8) any U.S. federal withholding Taxes under FATCA;

(9) any Taxes imposed or withheld solely (A) by reason of the beneficial owner owning or having owned, actually or constructively (i) with respect to any Issuer that is treated as a corporation for U.S. federal tax purposes, 10 percent or more of the total combined voting power of all classes of stock of such Issuer entitled to vote or (ii) with respect to any Issuer that is treated as a partnership for U.S. federal tax purposes, 10 percent or more of the capital or profits interest in such Issuer, or (B) by reason of the beneficial owner being a bank that has invested in the notes as an extension of credit in the ordinary course of its trade or business;

(10) any taxes imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Code): a personal holding company; a foreign private foundation or other foreign tax-exempt organization; a passive foreign investment company; a controlled foreign corporation; or a corporation which has accumulated earnings to avoid U.S. federal income tax; or

(11) any combination of items (1) through (10) above.

(b) In addition to the foregoing, the Issuers and any Guarantor will also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses properly incurred related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of any of the Notes, the indenture, any Guarantee of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes after this offering) or the receipt of any payments with respect thereto, or any such taxes, charges or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of any of the Notes or any Guarantee of the Notes.

(c) If any Issuer or Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee of the Notes, each of the relevant Issuers or Guarantor, as the case may be, will deliver to the Trustee and each Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the relevant Issuers or Guarantors shall notify the Trustee and each Paying Agent promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) must also set forth any other information reasonably necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the relevant payment date. The Trustee and each Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d) The relevant Issuer or Guarantor will make all withholdings and deductions required by law with respect to any payment under or relating to the Notes or any Guarantee of the Notes and will timely remit the full amount so deducted or withheld to the relevant tax authority in accordance with applicable law. The relevant Issuer or Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or Guarantor will furnish to the Trustee and each Paying Agent, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Issuers or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

(e) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Guarantee of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The preceding provisions of this Section 5.19 will survive any termination, defeasance or discharge of this Indenture or any Guarantee of the Notes, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to any Issuer or Guarantor is incorporated, engaged in business for tax purposes or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Guarantee of the Notes) and any department or political subdivision thereof or therein.

ARTICLE VI

SUCCESSOR CORPORATION

Section 6.01 Consolidation, Merger and Sale of Assets.

(a) No Issuer shall consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1) such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Issuer with respect to the Notes and under this Indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Issuer with respect to the Notes and under this Indenture);

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (a) and (c) of Section 5.08 or (b) the Interest Coverage Ratio would improve; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4) if such Issuer is not the continuing Person, the Issuers deliver to the Trustee an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an Opinion of Counsel (which may be subject to customary qualifications), in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this Section 6.01 and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the Opinion of Counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

(b) Except as provided in Section 11.04, the Issuers shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person, unless:

(1) (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any state thereof or the District of Columbia, and (ii) such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement in clause (ii) shall not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the Trustee to the effect that the Issuers shall comply with their obligations under Section 5.11;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary qualifications), each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with this Indenture and, with respect to the Opinion of Counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

(c) Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate of a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, provided that such surviving Person (if not a Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, all of the obligations of such Subsidiary Guarantor, if any, under the Notes and its Subsidiary Guarantee.

(d) Upon any such consolidation, combination or merger of an Issuer or a Guarantor, or any such sale, conveyance, transfer or other disposition of all or substantially all of the assets of an Issuer in accordance with this Section 6.01, in which such Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee and a supplemental indenture is entered into pursuant to Section 6.01(a)(1) or Section 6.01(b)(1), as the case may be, the surviving entity formed by such consolidation or into which such Issuer or such Guarantor is merged or the entity to which the sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or such Guarantor under this Indenture and, the Notes and the Guarantees with the same effect as if such surviving entity had been named therein as such Issuer or such Guarantor and such Issuer or such Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of such Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Guarantee, if applicable.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.01 Events of Default. Each of the following is an “Event of Default”:

(1) default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Amounts, if any, on any Note when it is due and payable, and such default continues for a period of 30 days;

(3) the Issuers or Restricted Subsidiaries do not comply with their obligations under Section 6.01;

(4) the Issuers fail to make or consummate a Change of Control Offer following a Change of Control Triggering Event when required under Section 5.07;

(5) the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in this Indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days (or, in the case of a failure to comply with Section 5.15 hereof, 270 consecutive days) after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; provided that any such notice may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice;

(6) there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of the greater of (x) $280,000,000 and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(i) an event of default that has caused the Holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been Discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7) any final and non-appealable judgment or order for the payment of money in excess of the greater of (x) $280,000,000 and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries in the aggregate for all such final judgments or orders against all such Persons:

(i) shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged and

(ii) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed the greater of (x) $280,000,000 and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8) a court of competent jurisdiction enters a decree or order for:

(i) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect,

(ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(iii) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9) an Issuer or any Significant Subsidiary:

(i) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary or

(iii) effects any general assignment for the benefit of its creditors.

Section 7.02 Acceleration. If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 7.01 that occurs with respect to an Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers and Paying Agent (and to the Trustee and Paying Agent if such notice is given by the Holders), may, and the Trustee at the request of the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, accrued interest and Additional Amounts, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, accrued interest and Additional Amounts, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) of Section 7.01 has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) of Section 7.01 shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) of Section 7.01 occurs with respect to an Issuer, the principal of, premium, if any, accrued interest and Additional Amounts, if any, on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of any Event of Default specified in clause (6) of Section 7.01, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (i) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; (ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or (iii) the default that is the basis for such Event of Default has been cured.

For the avoidance of doubt, if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action, even though such delivery is not within the prescribed period specified in this Indenture.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 7.03 Other Remedies. If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 7.04 Waiver of Past Defaults. Subject to Sections 3.09, 7.07 and 10.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default and its consequences, except a Default in the payment of principal of, or interest on, any Note as specified in Section 7.01(1) or (2). The Issuers shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default is waived, it is cured and ceases.

Section 7.05 Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to Section 8.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction received from the Holders; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 7.06 Limitation on Suits. No Holder shall have any right to institute any proceeding with respect to this Indenture or any Note or Guarantee or for any remedy hereunder or thereunder, unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, interest or Additional Amounts, if any, on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 7.07 Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and premium, if any, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 7.08 Collection Suit by Trustee. If a Default in payment of principal or interest specified in Section 7.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuers, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 8.07.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

Section 7.10 Priorities. If the Trustee collects any money or property pursuant to this Article VII, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due hereunder, including under Section 8.07;

Second: to the Agents for amounts due to them for services rendered hereunder;

Third: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Fourth: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fifth: to the Issuers or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 7.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings or any other proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies hereunder of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE VIII

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of a Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officer’s Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of Section 8.01(b).

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 8.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law or unless otherwise agreed with the Issuers.

(g) In the absence of negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

Section 8.02 Rights of Trustee. Subject to Section 8.01:

(a) The Trustee may rely conclusively on any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, judgment, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuers, to examine the books, records, and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) Except with respect to Section 5.05, the Trustee shall have no duty to inquire as to the performance of the Issuers with respect to the covenants contained in Article V. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except any Default or Event of Default actually known to a Responsible Officer.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l) In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instruction or document other than this Indenture (or instructions or notices given to the Trustee in accordance with this Indenture), whether or not an original or a copy of such agreement has been provided to the Trustee.

(n) The Trustee shall have no duty to know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument or document.

(o) In the performance of its rights and duties hereunder, the Trustee shall be entitled to request and receive instructions from the Holders.

(p) If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Indenture, or the Trustee is in doubt as to the action to be taken hereunder, the Trustee may, at its option, after sending written notice of the same to the Issuers, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Trustee. The Trustee will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Trustee may file an interpleader action in a New York state or New York federal court, and upon the filing thereof, the Trustee will be relieved of all liability as to the subject matter in dispute and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.

(q) Notwithstanding anything to the contrary herein, the Trustee shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Indenture or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service.

(r) Each Holder shall provide the Trustee with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 or such other forms and documents that the Trustee may request.    Each Holder understands that if such tax reporting documentation is not provided and certified to the Trustee, the Trustee may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of certain payments made pursuant hereto.

(s) To the extent that the Trustee becomes liable for the payment of any taxes in respect of income derived from the investment of any money held pursuant to this Indenture, the Trustee shall satisfy such liability to the extent possible from the money held pursuant to this Indenture. The Issuers shall, jointly and severally, indemnify, defend and hold the Trustee harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Trustee on or with respect to the money held pursuant to this Indenture and the investment thereof unless such tax, late payment, interest, penalty or other expense was finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Trustee. The indemnification provided by this Section 8.02(t) is in addition to the indemnification provided in Section 8.07 and shall survive the resignation or removal of the Trustee and the termination of this Indenture.

Section 8.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, their Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee shall comply with Sections 8.10 and 8.11.

Section 8.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

Section 8.05 Notice of Default. If a Default occurs and is continuing and is deemed to be known to the Trustee pursuant to Section 8.02(j), the Trustee shall mail to each Holder notice of the uncured Default within 60 days after the Trustee is deemed to know such Default occurred. Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment pursuant to an Asset Sale Offer and/or Change of Control Offer or a Default in complying with the provisions of Article VI, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

Section 8.06 Reports by Trustee to Holders. Within 60 days after each December 1, beginning with December 1, 2020, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a). The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuers and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Issuers shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

Section 8.07 Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such compensation as the Issuers and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuers shall indemnify each of the Trustee or any predecessor Trustee and its agents for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense (including reasonable and documented attorneys’ fees) incurred by them except for such actions to the extent caused by any negligence or willful misconduct on their part, arising out of or in connection with this Indenture including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder and including in connection with enforcement of its right to indemnity hereunder. The Trustee shall notify the Issuers promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity, provided that failure to provide such notice shall not relieve the Issuers of their obligations in this Section 8.07. The Issuers may, at the request of the Trustee, defend the claim and the Trustee shall cooperate in the defense; provided that the Trustee and its agents subject to the claim may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if the Issuers assume the Trustee’s defense and there is no conflict of interest between the Issuers and the Trustee and its agents subject to the claim in connection with such defense as reasonably determined by the Trustee. The Issuers need not pay for any settlement made without their written consent (which shall not be unreasonably withheld). The Issuers need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence or willful misconduct.

Notwithstanding anything to the contrary in this Indenture, to secure the Issuers’ payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 7.01(8) or 7.01(9) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 8.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

Section 8.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 8.08. The Trustee may resign with 60 days prior written notice by so notifying the Issuers in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuers and the Trustee and may appoint a successor Trustee. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 8.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 8.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 8.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

If the Trustee fails to comply with Section 8.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuers’ obligations under Section 8.07 shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, Etc. Any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 8.10 Eligibility, Disqualification. This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuers are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met. The provisions of Trust Indenture Act § 310 shall apply to the Issuers and any other obligor of the Notes.

Section 8.11 Preferential Collection of Claims Against the Issuers. The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

Section 8.12 Authenticating Agents. Upon the request of the Issuers, the Trustee shall, and if the Trustee so chooses the Trustee may, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers, and exchanges under Sections 3.02 and 3.06, as fully to all intents and purposes as though each Authenticating Agent had been expressly authorized by those Sections to authenticate the Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 8.12 shall be the authentication of such Notes “by the Trustee.” The Issuers hereby direct the Trustee to appoint, and the Trustee hereby appoints pursuant to such direction, Elavon Financial Services DAC, U.K. Branch as an Authenticating Agent. The Trustee shall have no liability for such appointment or for the actions of such Authenticating Agent.

Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee and the Issuers. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent and the Issuers.

The Issuers agree to pay to any Authenticating Agent from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating to its services as an Authenticating Agent. Any Authenticating Agent appointed hereunder shall enjoy all the same rights and protections as an Agent of the Issuers.

Any entity into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any entity succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor entity.

ARTICLE IX

DISCHARGE OF INDENTURE, DEFEASANCE

Section 9.01 Termination of the Issuers’ Obligations. The Issuers may terminate their obligations under the Notes and this Indenture and the obligations of the Guarantors under the Guarantees and this Indenture, and this Indenture shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 9.01, if:

(1) either

(A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Paying Agent for cancellation; or

(B) all Notes not theretofore delivered to the Paying Agent for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee and Paying Agent for the giving of notice of redemption by the Paying Agent in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Paying Agent, as provided for in Section 9.04, funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Paying Agent for cancellation, for principal of, premium, if any, interest and Additional Amounts, if any, on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of a Make-Whole Premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Paying Agent equal to the Make-Whole Premium calculated as of the date of the notice of redemption, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate, with any Make-Whole Premium Deficit only required to be deposited with the Paying Agent on or prior to the Redemption Date, and any Make-Whole Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee and the Paying Agent at least one Business Day prior to the deposit of such Make-Whole Premium Deficit that confirms that such Make-Whole Premium Deficit shall be applied toward such redemption;

(2) the Issuers have paid all other sums payable under this Indenture by the Parent or the Issuers, and

(3) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture as to all outstanding Notes have been complied with.

In the case of clause (1)(B) of this Section 9.01, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuers’ obligations in Sections 3.05, 3.06, 3.07, 3.08, 8.07, 9.05 and 9.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 3.08. After the Notes are no longer outstanding, the Issuers’ obligations in Sections 8.07, 9.05 and 9.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuers’ obligations under the Notes and this Indenture except for those surviving obligations specified above.

Section 9.02 Legal Defeasance and Covenant Defeasance.

(a) The Issuers may, at their option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 9.03.

(b) Upon the Issuers’ exercise under Section 9.02(a) hereof of the option applicable to this Section 9.02(b), the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.04 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 9.04, and as more fully set forth in such Section 9.04, payments in respect of the principal of, premium, if any, and interest (including Additional Amounts, if any) on such Notes when such payments are due;

(ii) the Issuers’ obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Section 5.02 hereof;

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(iv) the provisions of this Article IX applicable to Legal Defeasance.

Subject to compliance with this Article IX, the Issuers may exercise their option under this Section 9.02(b) notwithstanding the prior exercise of its option under Section 9.02(c).

(c) Upon the Issuers’ exercise under Section 9.02(a) hereof of the option applicable to this Section 9.02(c), the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.03, be released from their respective obligations under the covenants contained in Sections 5.03 (other than with respect to the legal existence of the Issuers), 5.04, 5.07 through 5.16 and clause (3) of Section 6.01(a) with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 7.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 9.03, clauses (3), (4), (5), (6) and (7) of Section 7.01 shall not constitute Events of Default.

Section 9.03 Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to the application of either Section 9.02(b) or 9.02(c) hereof to the outstanding Notes:

(1) the Issuers shall irrevocably deposit with the Paying Agent, as provided for in Section 9.04, in trust, for the benefit of the Holders subject to Legal Defeasance or Covenant Defeasance, Sterling, Sterling-Denominated Designated Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), to pay the principal of and interest (including Additional Amounts and premium, if any) on the Notes on the stated date for payment or on the Redemption Date of the Notes; provided, that upon any redemption that requires the payment of a Make-Whole Premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the paying agent equal to the applicable Make-Whole Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Make-Whole Premium Deficit”) only required to be deposited with the Paying Agent on or prior to the Redemption Date. Any Make-Whole Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Paying Agent and the Trustee at least one Business Day prior to the deposit of such Make-Whole Premium Deficit that confirms that such Make-Whole Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States of America confirming that:

(i) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(ii) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that the Holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith);

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by them with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officer’s Certificate, clauses (1) through (6), as applicable, and, in the case of the Opinion of Counsel, clauses (2), if applicable, and/or (3) and (5) of this Section 9.03 have been complied with.

Section 9.04 Application of Trust Money. Subject to Section 9.05, the Paying Agent shall hold in trust all Sterling and Sterling-Denominated Designated Government Obligations deposited with it pursuant to this Article IX, and shall apply the deposited Sterling and the money from Sterling-Denominated Designated Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes. The Paying Agent shall be under no obligation to invest said Sterling and Sterling-Denominated Designated Government Obligations, except as it may agree with the Issuers.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Sterling and Sterling-Denominated Designated Government Obligations deposited pursuant to Section 9.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article IX to the contrary notwithstanding, the Paying Agent shall deliver or pay to the Issuers from time to time upon the Issuers’ request, and upon written acknowledgement of the Trustee, any Sterling and Sterling-Denominated Designated Government Obligations held by it as provided in Section 9.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Paying Agent, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.05 Repayment to the Issuers. The Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After payment to the Issuers, Holders entitled to such money shall look to the Issuers for payment as general creditors unless an applicable law designates another Person.

Section 9.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any Sterling and Sterling-Denominated Designated Government Obligations in accordance with this Article IX by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture, and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article IX until such time as the Trustee or Paying Agent is permitted to apply all such Sterling and Sterling-Denominated Designated Government Obligations in accordance with this Article IX; provided that if the Issuers have made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the Sterling and Sterling-Denominated Designated Government Obligations held by the Trustee or Paying Agent.

ARTICLE X

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 10.01 Without Consent of Holders.

(a) The Parent, the Issuers, the Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes or the Guarantees without notice to or consent of any Holder or any other party to this Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under this Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants of the Parent, the Issuers or a Restricted Subsidiary for the benefit of the Holders or to surrender any right or power conferred upon the Parent, the Issuers or a Restricted Subsidiary;

(6) to make any change that does not adversely affect the rights of any Holder, as evidenced by an Officer’s Certificate delivered to the Trustee (upon which it may fully rely);

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(9) to conform the text of this Indenture, the Notes or the Guarantees of the Notes to any provision of the “Description of Notes” section of the Prospectus to the extent that such provision in the “Description of Notes” section of the Prospectus was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes or the Guarantees of the Notes, as evidenced by an Officer’s Certificate delivered to the Trustee (upon which it may fully rely);

(10) to evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11) to provide for a reduction in the minimum denominations of the Notes;

(12) to comply with the rules of any applicable securities depositary; or

(13) to provide for the issuance of Additional Notes and related guarantees in accordance with the limitations set forth in this Indenture.

Section 10.02 With Consent of Holders.

(a) Subject to Section 7.07, the Issuers, the Guarantors and the Trustee, together, with the consent of the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes without notice to or consent from any other party to this Indenture may amend or supplement this Indenture, the Notes or the Guarantees, without notice to any other Holders. Subject to Sections 7.07, the Holder or Holders of not less than a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Guarantees without notice to any other Holders.

(b) Notwithstanding Section 10.02(a), without the consent of each Holder affected, no amendment or waiver may:

(1) change the Stated Maturity of the principal of, or any installment of interest (or Additional Amounts, if any) on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note or make the Notes payable in money other than that stated in the Note;

(3) change the place of payment of principal of, or premium, if any, or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(5) reduce the above-stated percentages of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest (or Additional Amounts, if any) on the Notes (except a rescission of the declaration of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (or Additional Amounts, if any) on the Notes that have become due solely by such declaration of acceleration, have been cured or waived);

(7) voluntarily release a Guarantor of the Notes, except as permitted by this Indenture;

(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with Sections 7.02 and 7.04; or

(9) modify or change any provisions of this Indenture affecting the ranking of the Notes as to right of payment or the Guarantees thereof in any manner adverse to the Holders.

(c) It shall not be necessary for the consent of the Holders under this Section 10.02 to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes shall not be rendered invalid by such tender or exchange.

(e) After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to give such notice to all Holders, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 10.03 Compliance with the Trust Indenture Act. Every amendment, waiver or supplement of this Indenture, the Notes or the Guarantees shall comply with the Trust Indenture Act as then in effect.

Section 10.04 Revocation and Effect of Consents. Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuers received before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date. The Issuers shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 10.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, however, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 10.05 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the Holder of the Note to deliver it to the Trustee. The Issuers shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuers’ expense. Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06 Trustee To Sign Amendments, Etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article X; provided, however, that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of

Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article X is authorized or permitted by this Indenture, all conditions precedent thereto have been compiled with and constitutes legal, valid and binding obligations of the Issuers enforceable in accordance with its terms, subject to customary exceptions. Such Opinion of Counsel shall be at the expense of the Issuers. Notwithstanding anything in the foregoing to the contrary, none of the Paying Agent, Registrar, Transfer Agent or Authenticating Agent is required to execute any amendment, supplement or waiver authorized pursuant to this Article X for such amendment, supplement or waiver to be effective hereunder, except to the extent such amendment, supplement or waiver adversely affects the rights of any such Agent. Notice of any amendment, supplement or waiver shall be given to the Agents.

ARTICLE XI

GUARANTEE

Section 11.01 Guarantee. Subject to this Article XI, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on a senior unsecured basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Subject to Section 7.06 hereof, each Guarantor hereby waives, to the extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Article VII hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

Section 11.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

Section 11.03 Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit C shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by an Officer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04 Release of a Guarantor. A Guarantor shall be automatically and unconditionally released from its obligations under its Guarantee and its obligations under this Indenture in the event of:

(1) any sale, exchange or transfer, to any Person not a Subsidiary of the Parent of Capital Stock held by the Parent and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture), such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of the Parent,

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Guarantor (provided that the surviving entity remains a Guarantor),

(3) if Parent properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary,

(4) upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture,

(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Indenture, or

(6) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guarantee shall be automatically and unconditionally released and discharged if such Subsidiary ceases to Guarantee obligations under the U.S. Credit Agreement or ceases to constitute a co-borrower with respect to the U.S. Credit Agreement.

The Trustee may execute an appropriate instrument prepared by the Issuers evidencing the release of a Guarantor from its obligations under its Guarantee and this Indenture upon receipt of a request by the Issuers or such Guarantor accompanied by an Officer’s Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.04; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officer’s Certificates of the Issuers.

Nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer (in which case such Guarantor shall no longer be a Guarantor) or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to an Issuer or another Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the Trust Indenture Act, such required or deemed provision shall control.

Section 12.02 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopy or email or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Issuers:

MPT Operating Partnership, L.P.

MPT Finance Corporation

c/o Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501 Birmingham, AL 35242

Facsimile: (205) 969-3756

Attention: R. Steven Hamner

By e-mail: shamner@medicalpropertiestrust.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Facsimile: (617) 523-1231

Attention: James P.C. Barri, Esq.

By e-mail: jbarri@goodwinlaw.com

If to Parent or any other Guarantor:

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Facsimile: (205) 969-3756

Attention: R. Steven Hamner

By e-mail: shamner@medicalpropertiestrust.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Facsimile: (617) 523-1231

Attention: James P.C. Barri, Esq.

By e-mail: jbarri@goodwinlaw.com

if to the Trustee:

Wilmington Trust, National Association

Rodney Square North

1100 N. Market Street

Wilmington, DE 19890-0001

Attention: MPT Administrator

Telephone: (302) 636-6398

Facsimile: (302) 636-4145

via email to mwass@wilmingtontrust.com

If to the Paying Agent:

Elavon Financial Services DAC, U.K. Branch

5th Floor

125 Old Broad Street

London

EC2N 1AR

United Kingdom

Attn: Relationship Management

Email: mbs.relationship.management@usbank.com

Facsimile No: +44 207 365 2577

If to the Registrar and Transfer Agent:

Elavon Financial Services DAC

Building 8

Cherrywood Business Park

Loughlinstown, Dublin 18

Ireland

Attn: Relationship Management

Email: mbs.relationship.management@usbank.com

Facsimile No: +44 207 365 2577

Each of the Issuers and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuers and the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In addition, for so long as the Notes are admitted to the Official List of Euronext Dublin and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices to the Holders to Euronext Dublin through its online portal, Euronext Direct (or its successor, if any).

Section 12.03 Communications by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Guarantees. The Issuers, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

Section 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee at the request of the Trustee:

(1) an Officer’s Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuers, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officer’s Certificate required by Section 5.05, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06 Rules by Paying Agent or Registrar. The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

Section 12.07 Legal Holidays. If a Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period and no Default will arise as a result of any such delay in payment.

Section 12.08 Governing Law; Waiver of Jury Trial; Jurisdiction. This Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, the Guarantees or the transaction contemplated hereby. The parties hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 12.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuers or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in this Indenture, or in any of the Notes or Guarantees thereof or because of the creation of any Indebtedness represented hereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

Section 12.11 Successors. All agreements of the Issuers and the Subsidiary Guarantors in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 12.12 Duplicate Originals. All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by facsimile, .pdf transmission, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Indenture.

Section 12.13 Severability. To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 12.14 U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee and Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and Agents. The parties to this Indenture agree that they will provide the Trustee and Agents with such information as it may request in order for the Trustee and Agents to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.15 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions or utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.16 International Central Securities Depository. OpCo will be considered the issuer of the Notes for purposes of the International Central Securities Depository and Finco will be considered the co-issuer of the Notes for purposes of the International Central Securities Depository.

Section 12.17. Entire Agreement. This Supplemental Indenture, the Exhibits hereto and the Base Indenture set forth the entire agreement and understanding of the parties relates to this transaction and supersedes all prior agreements and understandings, oral or written.

[signature pages follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

MPT OPERATING PARTNERSHIP, L.P., as Issuer,

By: Medical Properties Trust, LLC, its general partner
By: Medical Properties Trust, Inc., its sole member

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

MPT FINANCE CORPORATION, as Issuer,

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	President, Secretary and General Manager

MEDICAL PROPERTIES TRUST, INC., as Parent and a Guarantor,

By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page – Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Vice President

[Signature Page – Supplemental Indenture]

ELAVON FINANCIAL SERVICES DAC, U.K. BRANCH as Paying Agent

By:	/s/ Chris Hobbs
Name: Chris Hobbs
Title: Authorized Signatory

By:	/s/ Chris Hobbs
Name: Chris Hobbs
Title: Authorized Signatory

ELAVON FINANCIAL SERVICES DAC, as Registrar and Transfer Agent

By:	/s/ Chris Hobbs
Name: Chris Hobbs
Title: Authorized Signatory

By:	/s/ Chris Hobbs
Name: Chris Hobbs
Title: Authorized Signatory

[Signature Page – Supplemental Indenture]

Exhibit A

FORM OF NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Exhibit A-1

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

3.692% Senior Notes due 2028

ISIN No.: [                    ]2

Common Code: [                ]3

No. 1	£[ ]

MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, and MPT FINANCE CORPORATION, a Delaware corporation (together, the “Issuers”), for value received promise to pay to [                ]4[USB NOMINEES (UK) LIMITED]5, or its registered assigns, the principal sum of [                                ] STERLING or such other amount as is provided in a schedule attached hereto on June 5, 2028.

Interest Payment Date June 5, commencing June 5, 2020.

Record Date: the Business Day immediately preceding the Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or the Authenticating Agent on its behalf referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[signature page follows]

[2]	Initial Note ISIN: XS2085724156
[3]	Initial Common Code: 208572415
[4]	Insert for Physical Note
[5]	Insert for Global Note

Exhibit A-1

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated: [____________]

MPT OPERATING PARTNERSHIP, L.P., as Issuer

By: Medical Properties Trust, LLC, its General Partner

By: Medical Properties Trust, Inc., its sole member

By:
Name: R. Steven Hamner
Title: Executive Vice President and Chief Financial Officer

MPT FINANCE CORPORATION, as Issuer

By:
Name: R. Steven Hamner
Title: President, Secretary and General Manager

[Signature Page to Note]

Exhibit A-2

CERTIFICATE OF AUTHENTICATION

This is one of the 3.692% Senior Notes due 2028 described in the within-mentioned Indenture.

Dated: [                    ]

Elavon Financial Services DAC, UK Branch as Authenticating Agent

By:
Authorized Signatory

By:
Authorized Signatory

[Signature Page to Note]

Exhibit A-3

(Reverse of Note)

3.692% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. MPT Operating Partnership, L.P., a Delaware limited partnership, and MPT Finance Corporation, a Delaware corporation (together, the “Issuers”), promise to pay interest on the principal amount of this Note at 3.692% per annum from December 5, 2019. The Issuers will pay interest annually on June 5 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing June 5, 2020. The Issuers shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or December 5, 2019 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

SECTION 2. Method of Payment. The Issuers will pay interest on the Notes to the Persons who are registered Holders at the close of business on the Business Day immediately preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 3.12 of the Indenture with respect to defaulted interest. The Notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose except that, at the option of the Issuers, the payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders and provided that all payments with respect to the Notes registered in the name of or held by a nominee of the applicable Common Depositary for Euroclear and Clearstream, as applicable, will be made by wire transfer of immediately available finds to the account specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency will be the office of the Registrar maintained for such purpose.

SECTION 3. Paying Agent, Registrar and Transfer Agent. Initially, Elavon Financial Services DAC, U.K. Branch will act as Paying Agent, and Elavon Financial Services DAC will act as Registrar and Transfer Agent. The Issuers may change any Paying Agent, Registrar or Transfer Agent without notice to any Holder. Except as provided in the Indenture, the Issuers or any of their Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuers issued the Notes under a Fifteenth Supplemental Indenture (the “Supplemental Indenture”), dated as of December 5, 2019, by and among the Issuers, the Parent Guarantor, Elavon Financial Services DAC, U.K. Branch, as initial Paying

Exhibit A-4

Agent, Elavon Financial Services DAC, as initial Registrar and initial Transfer Agent, and Wilmington Trust, National Association, existing under the laws of the United States of America, as Trustee under the Indenture, dated as of October 10, 2013, among the Issuers, the Parent Guarantor, certain subsidiaries of the Issuers party thereto and the Trustee (the “Base Indenture” and, as amended and supplemented by the Supplemental Indenture, the “Indenture”). Subject to the terms of the Indenture, the Issuers shall be entitled to issue Additional Notes pursuant to Section 3.01 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. The Issuers will be entitled at their option to redeem all or any portion of the Notes at any time or from time to time prior to April 6, 2028 (i.e., 60 days prior to maturity) (the “Par Call Date”), at a redemption price equal to the greater of:

1.	100% of the principal amount of the Notes being redeemed; or

2.

the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due after the related Redemption Date, but for such redemption, and calculated as if such Notes being redeemed matured on the Par Call Date (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Government Bond Rate plus 45 basis points (such excess, if any, of “2.” over “1.”, the “Make-Whole Premium”), plus, in each case, accrued and unpaid interest thereon and any Additional Amounts to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuers will pay the full amount of accrued and unpaid interest and any Additional Amounts, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

In addition, the Notes may be redeemed on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon and any Additional Amounts to, but not including, the applicable Redemption Date. None of the Trustee or Agents shall be responsible for the calculation of, or otherwise required to verify, the redemption price.

In addition, at any time, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the

Exhibit A-5

Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

In addition to the foregoing, and as more thoroughly described in Section 4.08 of the Indenture, the Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 15 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the redemption date fixed by the Issuers (a “Tax Redemption Date”) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if the Issuers determine that (x) they, or the relevant Guarantor, on the next date on which any amount would be payable in respect of the Notes or any Guarantee of the Notes, are required or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuers or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and (y) such payment obligation cannot be avoided by taking reasonable measures available to it (including by making payment through a different paying agent) (provided that changing the jurisdiction of organization of either Issuer or any Guarantor shall be deemed not to be a reasonable measure), and the requirement arises as a result of:

(1) any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of the Prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Prospectus, such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of the Prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Prospectus, such later date).

SECTION 6. [Reserved].

SECTION 7. Notice of Redemption. Subject to Section 4.03 of the Indenture, notice of any optional redemption of any Notes will be given to Holders (with a copy to the Trustee and Paying Agent) at their addresses, as shown in the Notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption; provided that the notice of redemption may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture as to the Notes. The

Exhibit A-6

notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the Holder to be redeemed and the conditions precedent, if any, to the redemption. No Notes of £100,000 or less shall be redeemed in part. On and after the Redemption Date, subject to any applicable conditions precedent, interest ceases to accrue on Notes or portions thereof called for redemption subject to Section 4.04 of the Indenture.

SECTION 8. Mandatory Redemption. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 9. [Reserved].

SECTION 10. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Triggering Event, and subject to certain conditions set forth in the Indenture, the Issuers will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the date of repurchase.

The Issuers are, subject to certain conditions and exceptions set forth in the Indenture, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 11. Denominations, Transfer Exchange. The Notes are in registered form without coupons in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Issuers and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

SECTION 12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes and the Guarantees as provided in the Indenture.

SECTION 14. Defaults and Remedies. If an Event of Default occurs and is continuing (other than as specified in clauses (8) and (9) of Section 7.01 that occurs with respect to an Issuer), the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued interest on the Notes to be due and payable immediately in accordance with the provisions of Section 7.02. Notwithstanding the

Exhibit A-7

foregoing, in the case of an Event of Default arising from clause (8) or (9) of Section 7.01, with respect to an Issuer, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees of the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default if it determines that withholding notice is in their interest in accordance with Section 8.05. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Note as specified in Section 7.01(1) and (2).

SECTION 15. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article V of the Indenture.

SECTION 16. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in the Indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 17. Guarantees. Subject to the terms of the Indenture, this Note will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or Authenticating Agent.

SECTION 19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 20. ISIN Numbers and Common Codes. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused ISIN numbers and Common Codes to be printed on the Notes and the Trustee may use ISIN numbers or Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Exhibit A-8

SECTION 21. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture.

Exhibit A-9

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                    as agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Dated:

Signed:

(Sign exactly as name appears on the other side of this Note)

Exhibit A-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 5.07 or Section 5.11 of the Indenture, check the appropriate box:

Section 5.07  ☐                     Section 5.11  ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 5.07 or Section 5.11 of the Indenture, state the amount (in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof):   £

Dated:

Signed:

(Sign exactly as name appears on the other side of this Note)

Exhibit A-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of This Global Note	Amount of Increase in Principal Amount of This Global Note	Principal Amount of this Global Note following such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-12

Exhibit B

FORM OF GLOBAL NOTE LEGEND

Each Global Note authenticated and delivered hereunder shall bear the following legend:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE FOR ELAVON FINANCIAL SERVICES DAC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR”), WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY OR ITS NOMINEE, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Exhibit B-1

Exhibit C

FORM OF NOTATION OF GUARANTEE

For value received, the undersigned, as Guarantor (which term includes any successor Person under the Indenture hereinafter referred to), has unconditionally guaranteed, to the extent set forth in the Indenture, (a) the payment of principal, premium, if any, interest, if any, and Additional Amounts, if any, on this Note, in the amounts and at the times when due, and the payment of interest on the overdue principal, premium, if any, interest, if any, and Additional Amounts, if any, of this Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuers under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note and the Indenture, including Article XI thereof; and (b) in case of any extension of time of payment or renewal of this Note or any of such other obligations of the Issuers under the Indenture or the Notes, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Base Indenture, dated as of October 10, 2013, by and among MPT Operating Partnership, L.P., a Delaware limited partnership, and MPT Finance Corporation, a Delaware corporation (each, an “Issuer” and together, the “Issuers”), Medical Properties Trust, Inc., a Maryland corporation (the “Parent”), the subsidiaries of the Operating Partnership party thereto and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), as amended and supplemented by the Fifteenth Supplemental Indenture, dated as December 5, 2019, by and among the Issuers, the Parent, Elavon Financial Services DAC, U.K. Branch, as Paying Agent, Elavon Financial Services DAC, as Registrar and Transfer Agent, and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This Guarantee will become effective in accordance with Article XI of the Indenture and the obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XI of the Indenture. Reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which the Guarantee relates. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

No director, officer, employee, incorporator, stockholder or controlling person or any successor Person thereof of any Guarantor, as such, shall have any liability for any obligations of such Guarantors under such Guarantor’s Guarantee or the Indenture, or for any claim based on, in respect of, or by reason of, such obligation or its creation.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee is subject to release upon the terms set forth in the Indenture.

[signature page follows]

Exhibit C-1

IN WITNESS WHEREOF, the party hereto has caused this Guarantee to be duly executed.

[GUARANTOR]

By:
Name:
Title:

Exhibit C-2